   As filed with the Securities and Exchange Commission on November 27, 1996.

                                                   Registration No. 333-
===============================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        PREMIER RESEARCH WORLDWIDE, LTD.
             (Exact name of registrant as specified in its charter)


          Delaware                                              8734                                     22-3264604
   (State or jurisdiction of                           Primary Standard Industrial
Incorporation or organization)                         Classification Code Number            (I.R.S. Employer Identification No.)


                              124 SOUTH 15TH STREET
                             PHILADELPHIA, PA 19102
                                 (215) 972-0420
                          (Address, including zip code,
                         and telephone number, including
                           area code, of registrant's
                          principal executive offices)

                         JOEL MORGANROTH, M.D. President
                              124 SOUTH 15TH STREET
                             PHILADELPHIA, PA 19102
                                 (215) 972-0420
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:
JAMES H. CARLL, ESQUIRE                     MORRIS CHESTON, JR. , ESQUIRE
ARCHER & GREINER, P.C.                      BALLARD SPAHR ANDREWS & INGERSOLL
ONE CENTENNIAL SQUARE                       1735 MARKET STREET, 51st FLOOR
HADDONFIELD, NJ  08033                      PHILADELPHIA, PA 19103
(609) 795-2121                              (215) 864-8609

                              --------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1922, check the following box.|_|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------

 Title of each                                                 Proposed                 Proposed
 class of                                   Amount             maximum                  maximum                   Amount of
 securities to be                           being              offering price           aggregate                 registration
 registered                                 registered         per share(1)             offering price(1)         fee

-----------------------------------------------------------------------------------------------------------------------------------

Common Stock $. 01 par value           3,162,500(2)           $16.00                  $50,600,000               $15,331.80
                                       ---------              ------                  -----------               ----------
-----------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of computing the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2) Includes up to 412,500 additional shares of Common Stock which the Underwriter has the right to purchase to cover over-allotments, if any.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                        PREMIER RESEARCH WORLDWIDE, LTD.

                              CROSS REFERENCE SHEET



  Item                                                                                     Location or
Form S-1                            Caption                                            Heading in Prospectus
--------                            -------                                            ----------------------
      1                       Forepart of Registration                          Facing Page; Front Cover Page;
                              Statement and Outside Front
                              Cover Page of Prospectus...

      2                       Inside Front and Outside Back                     Inside Front and Outside Back
                              Cover Pages of Prospectus...                      Cover Pages; Additional
                                                                                Information;

      3                       Summary Information, Risk                         Prospectus Summary; Risk
                              Factors and Ratio of Earnings to                  Factors;
                              Fixed Charges

      4                       Use of Proceeds...                                Use of Proceeds;

      5                       Determination of Offering                         Risk Factors; Underwriting
                              Price...

      6                       Dilution...                                       Dilution;

      7                       Selling Security Holders...                       Principal and Selling
                                                                                Stockholders;

      8                       Plan of Distribution...                           Front Cover Page;
                                                                                Underwriting;

      9                       Description of Securities to be                   Description of Capital Stock;
                              Registered...

      10                      Interests of Named Experts and                    Legal Matters; Experts
                              Counsel...

      11                      Information with Respect to
                              Registrant...


                              (a)   Description of Business...                  Business;

                              (b)   Description of Property...                  Business;

                              (c)   Legal Proceedings                           Not applicable;

                                         PREMIER RESEARCH WORLDWIDE, LTD.

                                               CROSS REFERENCE SHEET



  Item                                                                                     Location or
Form S-1                            Caption                                            Heading in Prospectus
--------                            -------                                            ----------------------


                              (d)   Market Price of and                         Risk Factors; Management;
                                    Dividends on the                            Shares Eligible for Future
                                    Registrant's Common Equity                  Sale; Dividend Policy;
                                    and Related Stockholder                     Principal and Selling
                                    Matters...                                  Stockholders; Underwriting;


                              (e)   Financial Statements...                     Financial Statements;

                              (f)   Selected Financial Data...                  Selected Financial Data;

                              (g)   Supplemental Financial                      Management's Discussion and
                                    Information...                              Analysis of Financial Condition
                                                                                and Results of Operations;



                              (h)   Management's Discussion                     Management's Discussion and
                                    and Analysis of Financial                   Analysis of Financial Condition
                                    Condition and Results of                    and Results of Operations;
                                    Operations...


                              (i)   Disagreements with                          Not Applicable;
                                    Accountants...

                              (j)   Directors and Executive                     Management;
                                    Officers...

                              (k)   Executive Compensation...                   Management;

                              (l)   Security Ownership of                       Principal and Selling
                                    Certain Beneficial Owners...                Stockholders;



                              (m)   Certain Relationships and                   Certain Relationships;
                                    Related Transactions...


      12                      Disclosure of Commission                          Not Applicable;
                              Position on Indemnification for
                              Securities Act Liabilities...



Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                SUBJECT TO COMPLETION, DATED NOVEMBER 27, 1996

                                     LOGO
                               2,750,000 SHARES
                          PREMIER RESEARCH WORLDWIDE
                                 COMMON STOCK

   Of the 2,750,000 shares of Common Stock offered hereby, 2,000,000 shares are being sold by Premier Research Worldwide, Ltd. (the "Company") and 750,000 shares are being sold by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholder. See "Principal and Selling Stockholders." Prior to this offering, there has been no public market for the Common Stock of the Company. It currently is estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company is applying for listing of the Common Stock on the Nasdaq National Market under the symbol "PRWW."

   The shares of Common Stock offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6 of this Prospectus for a discussion of certain factors that should be considered by prospective investors in purchasing the shares of Common Stock offered hereby.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================
                   Price to       Underwriting       Proceeds to       Proceeds to Selling
                    Public        Discount (1)       Company (2)           Stockholder
---------------------------------------------------------------------------------------------
Per Share  ...       $                $                  $                     $
---------------------------------------------------------------------------------------------
Total (3)  ...       $                $                  $                     $
=============================================================================================

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at $600,000.

(3) The Company and the Selling Stockholder have granted the Underwriters a 30-day option to purchase up to 412,500 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount,
    Proceeds to Company and Proceeds to Selling Stockholder will be $   ,
    $    , $   and $   , respectively. See "Underwriting."

   The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at the offices of Montgomery
Securities on or about      , 1997.

MONTGOMERY SECURITIES
                              FURMAN SELZ
                                              GENESIS MERCHANT GROUP SECURITIES


                                     , 1997

                                 --------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, including Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Such statements are only predictions and actual events or results may differ materially from those indicated by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under "Risk Factors." All references to the "Company" in this Prospectus refer to Premier Research Worldwide, Ltd., a Delaware corporation, and its subsidiaries and predecessors. Except as otherwise noted, all information in this Prospectus (i) reflects a 2,201-for-one stock split effected on November 26, 1996, (ii) reflects the mandatory conversion of PREMIER, Inc.'s minority interest in Premier Research, LLC into 330,150 shares of Common Stock of the Company upon closing of this offering, and (iii) assumes no exercise of the Underwriters' over-allotment option.

                                 THE COMPANY

   Premier Research Worldwide, Ltd. (the "Company") is a clinical research organization ("CRO") providing a broad range of integrated product development services to its clients in the pharmaceutical, biotechnology and medical device industries. The Company complements the research and development departments of its clients by offering high quality clinical research services on an as-needed basis, thereby providing a variable cost alternative to certain fixed costs typically associated with internal product development. Over the last three years, the Company has built a base of over 100 clients, including 23 of the 25 largest pharmaceutical companies in the world. In the first nine months of 1996, the Company performed services under 96 contracts for 62 clients. The Company's services include centralized diagnostic testing, clinical trial management, clinical data management, biostatistical analysis, Phase I clinical research, health care economics and outcomes research and regulatory affairs services.

   Throughout its history, the Company has been an innovator in the use of new technologies that speed product development and regulatory review. For example, the Company created and filed the first computer-assisted new drug application ("CANDA") with the United States Food & Drug Administration ("FDA"). The Company's technology is designed to simplify and make more efficient the collection, transfer, analysis and preparation of clinical trial data. The Company believes that its proprietary technology links all facets of clinical development, produces cost advantages, facilitates superior levels of service, improves the quality of clinical research, and enhances the Company's global capabilities.

   All of the Company's services are designed to help clients reduce their product development time in a cost-effective manner. In 1977, the Company's predecessor, Cardio Data Systems, began providing diagnostic testing services used to evaluate the safety and efficacy of new drugs. Today, the Company provides these services, which include electrocardiograms ("ECGs"), Holter monitoring, pulmonary function testing, blood and urine sampling, and other tests, on a centralized basis. To take advantage of the potential synergies and cross-selling opportunities with its centralized diagnostic testing services, the Company added clinical trial management capabilities in September 1995 by forming a limited liability company with PREMIER, Inc., which is owned 65% by the Company and 35% by PREMIER, Inc. Upon the closing of this offering, PREMIER, Inc.'s minority interest will convert into 330,150 shares of Common Stock of the Company. Although a substantial majority of the Company's net revenues is still derived from centralized diagnostic testing services, the Company today has the capacity to provide the full range of CRO services on a global basis.

   The Company believes that its affiliation with PREMIER, Inc. will improve its ability to market and enhance its clinical research services to its clients. PREMIER, Inc. is the largest voluntary healthcare alliance in the United States, with 1,800 affiliated hospitals and institutions, located in all 50 states, representing over 300,000 hospital beds. PREMIER, Inc. negotiated, on behalf of the alliance, group purchases of approximately $6 billion of medical devices, supplies and pharmaceuticals in 1995, and expects to negotiate group purchases of approximately $10 billion in 1996. The Company seeks to leverage its strategic relationship with PREMIER, Inc. in the following ways: (i) PREMIER, Inc. has agreed to introduce the Company to all pharmaceutical and device companies that sell or propose to sell products to the alliance; (ii) PREMIER, Inc. has agreed to include as a standard provision in all of its future drug and device group purchasing agreements that the pharmaceutical or device company consider using the Company's services in its clinical trials; (iii) the Company is the exclusive CRO for the trial management organization being developed by PREMIER, Inc. with the assistance of the Company; and (iv) the Company has access to PREMIER, Inc.'s databases, which should facilitate the Company's ability to identify specific patient populations, investigators and sites and to offer pharmacoeconomic and outcomes data to its clients.

   The global pharmaceutical and biotechnology industries spent an estimated $35 billion in 1995 on research and development, of which the Company estimates $20 billion was spent on the types of services offered by the Company. Of this amount, approximately $2.5 billion was outsourced to CROs.

   The Company believes that the following trends will lead to increased outsourcing of product development activities by pharmaceutical, biotechnology and medical device companies: (i) clients in these industries are increasingly seeking faster product development times in order to maximize the period of patent protection and marketing exclusivity; (ii) as these companies respond to cost containment pressures, they are looking to develop their products as inexpensively as possible and therefore are taking advantage of the variable cost structure of outsourcing to CROs versus the fixed cost structure of internal development; (iii) as increasingly complex and stringent regulatory requirements have added to the volume of data required for regulatory filings, the demand for comprehensive capabilities to collect, analyze and prepare clinical data for regulatory submission is growing; (iv) as pharmaceutical and biotechnology companies are developing more advanced therapeutics for complex chronic diseases, these companies are looking to outsource to CROs with product development expertise in specialized therapeutic areas; (v) biotechnology companies are developing an increasing number of new drugs submitted for regulatory review and continue to depend largely on outside sources for clinical research services; (vi) the shift by pharmaceutical, biotechnology and medical device companies from making sequential filings of registration packages to simultaneous filings in several countries is creating growing demand for CROs with an international presence and experience in preparing such filings; and (vii) the need for sophisticated data management is increasing.

   The Company's objective is to accelerate its clients' product development timelines. The Company's strategies for meeting this objective include: (i) using innovative technology to accelerate and improve product development;
(ii) providing comprehensive product development services, including centralized diagnostic testing services; (iii) expanding its capacity for global product development services; (iv) developing its strategic relationship with PREMIER, Inc.; and (v) pursuing strategic acquisitions.

                                 THE OFFERING

Common Stock offered by the Company  ...............  2,000,000 shares
Common Stock offered by the Selling Stockholder ....  750,000 shares
Common Stock to be outstanding after the offering ..  6,732,150 shares(1)
Use of proceeds  ...................................  To fund capital expenditures, geographic expansion, possible future acquisitions,
                                                      working capital and other general corporate
                                                      purposes
Proposed Nasdaq National Market symbol  ............  PRWW

------
(1) Excludes (i) 521,637 shares of Common Stock reserved for issuance upon the exercise of outstanding options at an average exercise price of $2.26, (ii) 18,804 shares of Common Stock reserved for issuance upon exercise of outstanding options at an assumed initial public offering price of $15.00, and (iii) 490,000 shares reserved for future grant under the Company's 1996 Stock Option Plan. See "Management -- Stock Option Plans" and Note 8 of Notes to Consolidated Financial Statements.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                          Year Ended December 31,
                                         ----------------------------------------------------------
                                          1991(1)     1992(1)     1993(1)     1994(1)        1995
                                         ---------   ---------    ---------   ---------   ---------
Statement of Operations Data:
Revenues  ............................    $6,544      $8,083      $10,245     $12,910      $12,218
Less: Reimbursed costs  ..............        --          --           --          --         (154)
                                         ---------   ---------    ---------   ---------   ---------
Net revenues  ........................     6,544       8,083       10,245      12,910       12,064
                                         ---------   ---------    ---------   ---------   ---------
Costs and expenses:
   Direct costs ......................     1,256       1,971        2,428       3,473        4,124
   Selling, general and administrative     2,928       4,017        7,278       7,245        6,375
   Depreciation and amortization .....       925         688          785       1,197        1,013
                                         ---------   ---------    ---------   ---------   ---------
Total costs and expenses  ............     5,109       6,676       10,491      11,915       11,512
                                         ---------   ---------    ---------   ---------   ---------
Income (loss) before income taxes and
   minority interest .................     1,435       1,407         (246)        995          552
Minority interest in limited
   liability company's (income) loss .        --          --           --          --           48
                                         ---------   ---------    ---------   ---------   ---------
Income (loss) before income taxes  ...     1,435       1,407         (246)        995          600
Income tax provision (benefit) (2)  ..       579         562          (69)        415          259
                                         ---------   ---------    ---------   ---------   ---------
Net income (loss) (3)  ...............    $  856      $  845      $  (177)    $   580      $   341
                                         =========   =========    =========   =========   =========
Pro forma net income (4)  ............                                                     $   313
                                                                                          =========
Pro forma net income per share (4)  ..                                                     $   .07
                                                                                          =========
Shares used in computing pro forma
   net income per share (4) ..........                                                       4,757
                                                                                          =========


                     (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                          Nine Months
                                                      Ended September 30,
                                                -----------------------------
                                                   1995                1996
                                                 --------            ---------
Statement of Operations Data:
Revenues  ............................            $9,031             $11,754
Less: Reimbursed costs  ..............               (36)               (147)
                                                 --------            ---------
Net revenues  ........................             8,995              11,607
                                                 --------            ---------
Costs and expenses:
   Direct costs ......................             2,795               4,615
   Selling, general and administrative             4,600               5,070
   Depreciation and amortization .....               786                 556
                                                 --------            ---------
Total costs and expenses  ............             8,181              10,241
                                                 --------            ---------
Income (loss) before income taxes and
   minority interest .................               814               1,366
Minority interest in limited
   liability company's (income) loss .               (21)                303
                                                 --------            ---------
Income (loss) before income taxes  ...               793               1,669
Income tax provision (benefit) (2)  ..               315                 719
                                                 --------            ---------
Net income (loss) (3)  ...............            $  478             $   950
                                                 ========            =========
Pro forma net income (4)  ............                               $   770
                                                                     =========
Pro forma net income per share (4)  ..                               $   .15
                                                                     =========
Shares used in computing pro forma
   net income per share (4) ..........                                 4,998
                                                                     =========


                                                        September 30, 1996
                                                ----------------------------------
                                                              Pro           As
                                                  Actual    Forma(4)   Adjusted(5)
                                                 --------   --------    -----------
Balance Sheet Data:
Cash and cash equivalents  ...................    $  530     $   80      $27,380
Working capital  .............................     2,055      1,605       28,905
Total assets  ................................     5,275      4,825       32,125
Minority interest in limited liability company        29         --           --
Total stockholders' equity  ..................     2,921      2,500       29,800



------
(1) For periods prior to June 1, 1994, the Company operated as direct or indirect subsidiaries or as divisions of UM Holdings, Ltd. ("UM"). Effective June 1, 1994, the Company was capitalized through the transfer of the net assets and operations of the division by UM.

(2) The Company is included in the consolidated income tax returns of UM. The historical financial statements reflect income taxes calculated on a separate company basis. See Note 6 of Notes to Consolidated Financial Statements.

(3) Net income (loss) for all periods presented includes various transactions with related parties, including administrative services and a facility lease with UM and consulting fees paid to the Company's President, who is a stockholder. See Note 7 of Notes to Consolidated Financial Statements.

(4) Reflects (i) the conversion of PREMIER, Inc's. minority interest in limited liability company into Common Stock of the Company upon the closing of this offering and (ii) distributions of $450,000 to be paid to UM in the fourth quarter of 1996. See Note 1 of Notes to Consolidated Financial Statements for discussion of the calculation of pro forma net income, pro forma net income per share and the shares used in computing pro forma net income per share.

(5) Represents the pro forma balance sheet data as adjusted to give effect to the sale by the Company of 2,000,000 shares of Common Stock in this offering at an assumed initial public offering price of $15.00 per share (after deducting the estimated underwriting discount and offering expenses payable by the Company). See "Use of Proceeds," "Dividend Policy," "Capitalization" and "Description of Capital Stock."

                                 RISK FACTORS


   In addition to the other information in this Prospectus, prospective purchasers should consider carefully the risk factors set forth below in evaluating an investment in the shares of the Common Stock of the Company offered hereby.


DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS


   The Company's net revenues are highly dependent on research and development expenditures by the pharmaceutical, medical device and biotechnology industries. The Company has benefited from the growing tendency of pharmaceutical, medical device and biotechnology companies to outsource their product development projects to independent CROs. Any reduction in the outsourcing of research and development expenditures in these industries could have a material adverse effect on the Company. The Company has in the past derived, and may in the future derive, a significant portion of its net revenues from a relatively limited number of major projects or clients. In 1994, two clients accounted for 17.0% and 11.5% of net revenues, in 1995 three clients accounted for 15.0%, 12.1% and 10.0% of net revenues, and in the first nine months of 1996, three clients accounted for 15.3%, 10.5% and 10.4% of net revenues. Customer concentration in the CRO industry is not uncommon and the Company is likely to experience such concentration in the future. The loss of any such client could have a material adverse effect on the Company. See "Business -- Clients."


LOSS OR DELAY OF CONTRACTS


   Most of the Company's contracts are terminable without cause upon 30 to 90 days notice by the client. Clients terminate or delay contracts for various reasons including, among others, the failure of the product being tested to satisfy safety or efficacy requirements; unexpected or undesired clinical results of the product; the client's decision to forego a particular study; insufficient patient enrollment or investigator recruitment; and production problems resulting in shortages of required clinical supplies. In the nine months ended September 30, 1996, 16 Company contracts were terminated for which the remaining contract amounts totalled approximately $3.0 million. In addition, the Company believes that several factors, including the potential impact of health care reform, have caused pharmaceutical, biotechnology and medical device companies to apply more stringent criteria to the decision to proceed with clinical trials and may result in a greater willingness of these companies to terminate such trials. Therefore, the Company does not believe that its backlog as of any date is necessarily a meaningful predictor of future results. Although the Company's contracts typically require non-refundable, up-front payments and contain a provision for the payment of certain fees in closing a study after early termination, the loss or delay of a large project or contract or the loss or delay of multiple smaller contracts could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Backlog."


RISKS ASSOCIATED WITH UNPROVEN BUSINESS STRATEGIES


   The Company did not offer clinical trial management services until September 1995. While the Company's objective is to expand its CRO business, diagnostic testing services continue to be the Company's largest product offering, constituting 65.1% and 82.5% of the Company's net revenues for 1995 and the nine months ended September 30, 1996, respectively. The Company's efforts to expand its CRO business are at an early stage, and there can be no assurance that the Company will be able to expand this area in a profitable manner. One of the Company's strategies is to leverage its affiliation with PREMIER, Inc. While the Company believes that this strategic relationship provides it with various competitive advantages, there can be no assurance that the contemplated beneficial effects of the relationship will materialize. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies expanding into a new business area or utilizing a new strategy, particularly companies in rapidly evolving markets, and there can be no assurance that the Company will be successful in these efforts. See "Business -- The Company's Strategy."

MANAGEMENT OF GROWTH


   The Company expects to grow rapidly in the next few years, especially in its clinical trial management and data management services. The Company believes that sustained growth places a strain on operational, human and financial resources. To manage its growth, the Company must continue to improve its operating and administrative systems and to attract and retain qualified management, professional, scientific and technical operating personnel. Foreign operations also involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel and overcoming language barriers. Failure to manage growth effectively could have a material adverse effect on the Company.


DEPENDENCE ON KEY PERSONNEL


   The Company relies on a number of key executives including Joel Morganroth, M.D., its President and Chief Executive Officer; Christopher Gallen, M.D., Ph.D., President, Clinical Research Services; Glenn Cousins, President, Diagnostic Services; and David Evans, Senior Vice President and Chief Technical Officer. The loss of the services of any of the Company's key executives could have a material adverse effect on the Company. There can be no assurance the Company will be able to continue to attract and retain qualified personnel. See "Business -- Employees" and "Management."

VARIATION IN QUARTERLY OPERATING RESULTS; SEASONALITY

   The Company's quarterly operating results have been and will continue to be subject to variation, depending on factors such as the commencement, completion or cancellation of significant contracts, the mix of contracted services, foreign exchange rate fluctuations, the timing of start-up expenses for new offices and services, and the costs associated with integrating acquisitions. The Company has experienced, and expects to experience in the future, seasonal variations in its revenues. The Company believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results."


ACQUISITION RISKS


   The Company reviews acquisition candidates in the ordinary course of its business. Acquisitions involve numerous risks, including the expenses incurred in connection with the acquisition, difficulties in assimilating operations and products, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired company. Acquisitions of foreign companies also involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel and overcoming language barriers. There can be no assurance that any future acquisitions will be successfully integrated into the Company's operations. See "Use of Proceeds" and "Business -- The Company's Strategy."

   Due to the fact that the Company has been a subsidiary of UM, it will not be eligible to use the pooling of interests method of accounting for acquisitions made during the two year period following this offering, which could make potential acquisitions less attractive to the Company.


COMPETITION; INDUSTRY CONSOLIDATION


   The CRO industry is highly fragmented, with several hundred CROs ranging in size from one person consulting firms to full-service, global product development organizations. The Company primarily competes against other CROs, some of which possess substantially greater capital, technical and other resources than the Company. To a lesser extent, the Company also competes against universities and teaching hospitals. As a result of competitive pressures and the potential for economies of scale, the industry is consolidating. This trend is likely to produce increased competition among the larger CROs for clients and acquisition candidates. There are few barriers to entry for small, limited-service entities entering the CRO industry and these entities also may compete with established CROs for clients. The Company believes that major pharmaceutical, biotechnology and medical device companies tend to develop preferred provider relationships with full-service CROs, effectively excluding smaller CROs from the bidding process. The Company may find reduced access to certain potential clients due to these arrangements. In addition, the CRO industry has attracted the attention of the investment community, which could lead to increased competition by increasing the availability of financial resources for CROs. Increased competition may lead to price and other forms of competition that could adversely affect the Company. See "Business -- Competition."


DEPENDENCE ON PROPRIETARY TECHNOLOGY; ABILITY TO RESPOND TO TECHNOLOGICAL
CHANGE


   The Company relies principally upon trade secret and contract law to protect its proprietary technology, and there can be no assurance that such measures will prove adequate. The Company's future success depends in part upon its ability to enhance its current technology and to develop and introduce new technology that keeps pace with technological developments and the sophisticated needs of its clients. There can be no assurance that the Company will successfully develop and introduce such enhancements or new technologies. In addition, there can be no assurance that products or technologies developed by others will not render the Company's technology non-competitive or obsolete.


POTENTIAL LIABILITY


   The Company could be held liable for errors or omissions in connection with any of the services it performs. Clinical research services involve the testing of new drugs and devices on human volunteers pursuant to a study protocol that has been approved by an impartial review board with medical and non-medical members. Such testing exposes the Company to the risk of liability for personal injury or death to patients resulting from their participation in the study, including, among other things, possible unforeseen adverse side effects or improper use of a new drug or device. Many of these patients are already seriously ill and are at risk of further illness or death. In addition, the Company could be liable for the general risks associated with its Phase I clinical research unit, where healthy and at times unhealthy volunteers are housed and treated. Potential liabilities include, but are not limited to, unforeseen adverse side effects resulting from the use of new drugs or devices and the professional malpractice of medical care providers. The Company could be materially adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of an indemnity provision or beyond the scope or level of insurance coverage maintained by it or the client, or where the indemnifying party does not fulfill its indemnification obligations. In addition, there can be no assurance that such insurance will continue to be available on terms acceptable to the Company. See "Business -- Potential Liability and Insurance."

DEPENDENCE ON GOVERNMENT REGULATION

   Human pharmaceutical products, biological products, and medical devices are subject to rigorous regulations by the federal government, principally the FDA, and foreign governments if products are tested or marketed abroad. In the United States, the Federal Food, Drug, and Cosmetic Act ("FFDCA") governs clinical trials and approval procedures, as well as the development, manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products and medical devices. Biological products are subject to similar regulation under both the FFDCA and the Public Health Service Act. Because the Company offers services relating to the conduct of clinical trials and the preparation of marketing applications, the Company is obligated to comply with applicable regulatory requirements governing these activities, both in the United States and in foreign countries. Requirements governing these activities vary from country to country.

   A relaxation in the scope of regulatory requirements, such as the introduction of simplified marketing applications for pharmaceuticals, biologics, or medical devices, could decrease the business opportunities available to the Company. In addition, the Company's failure to comply with applicable regulations relating to the conduct of clinical trials or the preparation of marketing applications could lead to a variety of sanctions. For example, regulatory violations in the United States could result, depending on the nature of the violation and the type of product involved, in the issuance of a Warning Letter; termination of a clinical study; refusal of the FDA to approve clinical trial or marketing applications or withdrawal of such applications; injunction; seizure of investigational products; civil penalties; criminal prosecutions; or debarment of the Company from assisting in the submission of abbreviated drug applications for generic drugs. Such sanctions could have a material adverse effect on the Company.

   The Company's laboratory services are subject to regulation under the Clinical Laboratory Improvement Amendments of 1988. Violations of these requirements can lead to a variety of sanctions, including enjoining the Company from providing laboratory services, which could have a material adverse effect on the Company. See "Business -- Industry Trends" and "Business -- Government Regulation."


UNCERTAINTY IN HEALTH CARE INDUSTRY AND POTENTIAL HEALTH CARE REFORM


   The federal and numerous state governments have undertaken efforts to control growing health care costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical, biotechnology and medical device companies. In recent years, several comprehensive health care reform proposals were introduced in the U.S. Congress. The intent of the proposals was, generally, to expand health care coverage for the uninsured and to reduce the growth of total health care expenditures. While none of the comprehensive proposals was adopted, health care reform may again be addressed by the U.S. Congress. Implementation of comprehensive or incremental government health care reform, as well as industry-wide health care cost containment pressures, may adversely affect research and development expenditures by pharmaceutical, biotechnology and medical device companies, which could decrease the business opportunities available to the Company. The Company is unable to predict the likelihood of such legislation being enacted into law or the effects such legislation would have on the Company. See "Business -- Industry Overview."


EXCHANGE RATE FLUCTUATIONS


   The Company expects net revenues derived from operations outside the United States to grow in future years. For 1993, 1994, 1995 and the nine months ended September 30, 1996, the Company's non-U.S. net revenues represented 13.5%, 17.0%, 9.8% and 15.8%, respectively, of total net revenues. Since the revenues and expenses of the Company's foreign operations generally are denominated in foreign currencies, exchange rate fluctuations between such foreign currencies and the United States dollar will subject the Company to currency translation risk with respect to the reported results of its foreign operations, as well as to risks sometimes associated with international operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


   Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained after the offering. The initial public offering price will be determined through negotiations between the Company and the Underwriters and may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Company's Common Stock could be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions. Furthermore, the stock market has experienced, and may further experience in the future, significant price and volume fluctuations unrelated to the operating performance of particular companies. These market fluctuations may have a material adverse effect on the market price of the Company's Common Stock.


THE EFFECT OF CERTAIN CHARTER PROVISIONS; PREFERRED STOCK ISSUANCE

   The Company's Certificate of Incorporation requires an affirmative super-majority (80%) stockholder vote before the Company can enter into certain defined business combinations, except for combinations that meet certain specified conditions. The Certificate of Incorporation also provides for staggered three year terms for members of the Board of Directors. The Company has 500,000 authorized shares of Preferred Stock, none of which will be outstanding upon completion of the offering. Pursuant to the Certificate of Incorporation, the Board of Directors has the authority to issue Preferred Stock in one or more series, and to fix the rights, preferences, privileges and restrictions, including dividend, conversion, voting, redemption (including sinking fund provisions) and other rights, liquidation preferences and the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders of the Company. These charter provisions could have the effect of discouraging potential take-over attempts and may make attempts by stockholders to change the management of the Company more difficult. See "Description of Capital Stock."


DILUTION TO NEW INVESTORS

   Purchasers of Common Stock in this offering will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock. See "Dilution."

RISK OF HAZARDOUS MATERIAL CONTAMINATION


   The Company's clinical activities have involved, and may continue to involve, the controlled use of hazardous materials. Although the Company believes that its safety procedures for handling the disposal of such materials comply with the standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for damages which, to the extent not covered by existing insurance or indemnification, could have a material adverse effect on the Company.


CONCENTRATION OF OWNERSHIP IN CURRENT STOCKHOLDERS, OFFICERS, AND DIRECTORS


   Following this offering, the Company's current stockholders, executive officers, and directors will beneficially own approximately 62.2% of the outstanding shares of Common Stock. As a result, such persons will have the ability to control the election of the Company's directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership could have the effect of discouraging potential take-over attempts and may make more difficult attempts by stockholders to change the management of the Company.


ABSENCE OF DIVIDENDS

   The Company has no present plans to pay cash dividends to its stockholders and, for the foreseeable future, intends to retain all of its earnings for use in its business. The declaration of any future dividends by the Company is within the discretion of its Board of Directors and will be dependent on the earnings, financial condition and capital requirements of the Company, as well as any other factors deemed relevant by its Board of Directors. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of this offering, of the 15,000,000 authorized shares of Common Stock, 7,272,591 shares will be issued and outstanding or reserved for issuance pursuant to the exercise of outstanding stock options. Upon completion of this offering, the Company will have 6,732,150 shares of Common Stock outstanding. The 2,750,000 shares offered hereby will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares held by "affiliates" of the Company within the meaning of the Securities Act, which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act ("Rule 144"). The Company believes that the remaining outstanding shares, and the 540,441 shares issuable upon exercise of outstanding options, may be sold pursuant to Rule 144 or Rule 701 under the Securities Act in compliance with the limitations thereof beginning 90 days after the offering. In accordance with the terms of the lock-up agreements entered into with the Company, the Company's directors, executive officers, and stockholders have agreed not to sell the shares owned by each of them without the prior written consent of Montgomery Securities for a period of 180 days (365 days, in the case of Dr. Morganroth) following the first offer of shares of Common Stock pursuant to this Prospectus. See "Shares Eligible for Future Sale."


                               COMPANY HISTORY


   The Company is a Delaware corporation. It and its predecessors have operated since 1977 as direct or indirect subsidiaries or as divisions of UM Holdings, Ltd. ("UM"), a holding company that owns several companies in different industries. The Company's original predecessor, Cardio Data Systems, began providing Holter monitoring analysis services to pharmaceutical companies developing new drugs. Over time, additional diagnostic testing services were added, and this business became separately operated as CDS Research. In 1984, UM acquired Research Data Corporation ("RDC"), a provider of specialized data processing services designed to aid pharmaceutical companies submitting new drugs for regulatory approval. RDC pioneered the computer assisted new drug application ("CANDA"), filing the first CANDA in 1985.


   The CDS Research and RDC divisions were operationally combined in 1993 to form Research Data Worldwide. In the same year, the Company opened its Phase I clinical research unit. The Company was incorporated in Delaware in 1993 and became operational when UM contributed the Research Data Worldwide division to it in June 1994.

   To take advantage of the potential synergies and cross-selling opportunities with its centralized diagnostic testing services, the Company added clinical trial management capabilities in September 1995 by forming a limited liability company with PREMIER, Inc., which is owned 65% by the Company and 35% by PREMIER, Inc. PREMIER, Inc. is the nation's largest voluntary healthcare alliance, with 1,800 affiliated hospitals and institutions located in all 50 states representing over 300,000 hospital beds. Upon the closing of this offering, PREMIER, Inc.'s minority interest in the limited liability company will convert into 330,150 shares of the Company's Common Stock, representing approximately 4.9% of the outstanding Common Stock. Shortly after forming the limited liability company, the Company changed its name to Premier Research Worldwide, Ltd.


   The Company's principal executive offices are located at 124 South 15th Street, Philadelphia, Pennsylvania 19102. Its telephone number is
215-972-0420.

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of 2,000,000 shares of Common Stock offered by the Company pursuant to this offering are estimated to be $27.3 million ($30.2 million if the Underwriters over-allotment option is exercised in full) at an assumed initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholder.

   The Company intends to use the net proceeds of this offering for capital expenditures (including expansion of facilities, acquisition of equipment and development and improvement of information technology systems), geographic expansion, possible future acquisitions, working capital and other general corporate purposes. The Company has no commitments or agreements with respect to any acquisition. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, investment-grade, interest bearing securities.


                               DIVIDEND POLICY


   Until 1996, UM maintained a central cash management function for all of its subsidiaries, including the Company. Settlement of cash disbursement and collection transactions by UM on behalf of the Company have been recorded through equity in the historical financial statements. See Consolidated Financial Statements, including Notes thereto. The Company made net distributions to UM for the nine months ended September 30, 1996 of $687,000 and is committed to make additional distributions of $450,000 to UM in the fourth quarter of 1996. After the closing of this offering, the Company intends to retain any earnings for future growth, does not anticipate paying any cash dividends on its Common Stock in the foreseeable future and will not make any further distributions to UM.

                                CAPITALIZATION


   The following table sets forth as of September 30, 1996 (i) the actual capitalization of the Company; (ii) the pro forma capitalization after giving effect to (a) the conversion of PREMIER, Inc.'s minority interest in the limited liability company into Common Stock of the Company upon the closing of this offering and (b) distributions of $450,000 to be paid to UM in the fourth quarter of 1996; and (iii) the pro forma capitalization as adjusted to give effect to the sale of 2,000,000 shares of Common Stock offered by the Company (at an assumed initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and estimated offering expenses payable by the Company).


                                                            September 30, 1996
                                                 ---------------------------------------
                                                                             Pro Forma
                                                   Actual     Pro Forma     As Adjusted
                                                  --------   -----------    -------------
                                                              (in thousands)
Minority interest in limited liability company     $   29      $    --        $     --
                                                  --------   -----------    -------------
Stockholders' equity:
     Preferred Stock, $10 par value, 500,000
        shares authorized, none issued and
        outstanding ...........................        --          --              --
     Common Stock, $.01 par value, 15,000,000
        shares authorized, 4,402,000 shares
        issued and outstanding (actual);
        4,732,150 shares issued and outstanding
        (pro forma); 6,732,150 shares issued
        and outstanding (pro forma as adjusted)
        (1) ...................................        44          47              67
     Additional paid-in capital  ..............     2,273       2,299          29,579
     Retained earnings  .......................       604         154             154
                                                  --------   -----------    -------------
          Total stockholders' equity  .........     2,921       2,500          29,800
                                                  --------   -----------    -------------
          Total capitalization  ...............    $2,950      $2,500         $29,800
                                                  ========   ===========    =============



------
(1) Excludes (i) 521,637 shares reserved for issuance upon the exercise of outstanding options at a weighted average exercise price of $2.26 per share (ii) 18,804 shares reserved for issuance upon the exercise of outstanding options at an assumed initial public offering price of $15.00, and (iii) 490,000 shares reserved for future grant under the Company's 1996 Stock Option Plan. See "Management -- Stock Option Plans" and Note 8 of Notes to Consolidated Financial Statements.

                                   DILUTION


   At September 30, 1996, the Company's pro forma net tangible book value was approximately $2.4 million, or $.51 per common share after giving effect to
(i) the conversion of PREMIER, Inc.'s minority interest in the limited liability company into 330,150 shares of Common Stock of the Company upon the closing of this offering and (ii) distributions of $450,000 to be paid to UM in the fourth quarter of 1996. Pro forma net tangible book value per share is equal to the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding on a pro forma basis. After giving effect to the sale of the 2,000,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and offering expenses payable by the Company) and the application of the estimated net proceeds therefrom, the Company's pro forma as adjusted net tangible book value at September 30, 1996 would have been approximately $29.7 million, or $4.41 share. This represents an immediate increase in pro forma net tangible book value of $3.90 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of $10.59 per share to new investors. The following table illustrates this per share dilution:


 Initial public offering price  ..................................            $15.00
     Pro forma net tangible book value before the offering  .....   $ .51
     Increase attributable to new investors  ....................    3.90
                                                                  -------
Pro forma as adjusted net tangible book value after the offering                4.41
                                                                             --------
Dilution in pro forma net tangible book value to new
   investors(1) .................................................             $10.59
                                                                             ========



   The following table summarizes on a pro forma as adjusted basis as of September 30,1996, the differences between the existing stockholders and new investors purchasing shares in this offering (at an assumed initial public offering price of $15.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid to the Company:


                                      Shares                      Total
                                     Purchased                Consideration
                             ------------------------   --------------------------    Average Price
                                Number       Percent        Amount       Percent        Per Share
                              -----------   ---------    -------------   ---------   ---------------
Existing
  stockholders(2)(3) ......    4,732,150       70.3%     $ 2,908,000        8.8%         $  .61
New investors(3)  .........    2,000,000       29.7       30,000,000       91.2           15.00
                              -----------   ---------    -------------   ---------
          Total  ..........    6,732,150      100.0%     $32,908,000      100.0%
                              ===========   =========    =============   =========



------
(1) If all options to purchase Common Stock outstanding as of September 30, 1996 with exercise prices less than the assumed initial public offering price of $15.00 per share were to be exercised, the pro forma as adjusted net tangible book value after this offering would be $4.26 per share and the dilution per share in pro forma net tangible book value to new investors in this offering would be $10.74 per share.

(2) Includes 330,150 shares of Common Stock issuable upon conversion of the minority interest in limited liability company into shares of Common Stock of the Company upon the closing of this offering.

(3) Sales by the Selling Stockholder of 750,000 shares in this offering will reduce the number of shares held by existing stockholders to 3,982,150, or approximately 59.2%, and will increase the number of shares held by new investors to 2,750,000, or approximately 40.8%, of the total number of shares of Common Stock to be outstanding after the offering.

                     SELECTED CONSOLIDATED FINANCIAL DATA


   The selected statement of operations data for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996, and the selected balance sheet data as of December 31, 1994 and 1995 and September 30, 1996, have been derived from consolidated financial statements of the Company audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this Prospectus. The selected balance sheet data as of December 31, 1993 have been derived from the Company's audited financial statements not included herein. The selected statement of operations data for the years ended December 31, 1991 and 1992 and for the nine months ended September 30, 1995 and the selected balance sheet data as of December 31, 1991 and 1992 have been derived from the Company's unaudited internal financial statements not included herein and reflect all adjustments that management considers necessary for a fair and consistent presentation of the financial position and results of operations for those periods. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of results to be expected for the entire year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results." The following selected financial data are qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.


                                                          Year Ended December 31,
                                          --------------------------------------------------------
                                          1991(1)    1992(1)     1993(1)     1994(1)       1995
                                          --------   --------    ---------   ---------   ---------
                                                   (in thousands, except per share data)
Statement of Operations Data:
Revenues  .............................    $6,544     $8,083     $10,245     $12,910    $12,218
Less: Reimbursed costs  ...............        --         --          --          --       (154)
                                          --------   --------    ---------   ---------   ---------
Net revenues  .........................     6,544      8,083      10,245      12,910     12,064
                                          --------   --------    ---------   ---------   ---------
Costs and expenses:
   Direct costs .......................     1,256      1,971       2,428       3,473      4,124
   Selling, general and administrative      2,928      4,017       7,278       7,245      6,375
   Depreciation and amortization ......       925        688         785       1,197      1,013
                                          --------   --------    ---------   ---------   ---------
Total costs and expenses  .............     5,109      6,676      10,491      11,915     11,512
                                          --------   --------    ---------   ---------   ---------
Income (loss) before income taxes and
   minority interest (2) ..............     1,435      1,407        (246)        995        552
Minority interest in limited liability
   company's (income) loss ............        --         --          --          --         48
                                          --------   --------    ---------   ---------   ---------
Income (loss) before income taxes  ....     1,435      1,407        (246)        995        600
Income tax provision (benefit) (3)  ...       579        562         (69)        415        259
                                          --------   --------    ---------   ---------   ---------
Net income (loss) (2)  ................    $  856     $  845     $  (177)    $   580    $   341
                                          ========   ========    =========   =========   =========
Pro forma net income (4)  .............                                                 $   313
                                                                                         =========
Pro forma net income per share (4)  ...                                                 $   .07
                                                                                         =========
Shares used in computing pro forma net
   income per share (4) ...............                                                   4,757
                                                                                         =========


                     (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                          Nine Months
                                                      Ended September 30,
                                                  ----------------------------
                                                   1995                1996
                                                  --------           ---------

Statement of Operations Data:
Revenues  .............................           $9,031             $11,754
Less: Reimbursed costs  ...............              (36)               (147)
                                                  --------           ---------
Net revenues  .........................            8,995              11,607
                                                  --------           ---------
Costs and expenses:
   Direct costs .......................            2,795               4,615
   Selling, general and administrative             4,600               5,070
   Depreciation and amortization ......              786                 556
                                                  --------           ---------
Total costs and expenses  .............            8,181              10,241
                                                  --------           ---------
Income (loss) before income taxes and
   minority interest (2) ..............              814               1,366
Minority interest in limited liability
   company's (income) loss ............              (21)                303
                                                  --------           ---------
Income (loss) before income taxes  ....              793               1,669
Income tax provision (benefit) (3)  ...              315                 719
                                                  --------           ---------
Net income (loss) (2)  ................           $  478             $   950
                                                  ========           =========
Pro forma net income (4)  .............                              $   770
                                                                     =========
Pro forma net income per share (4)  ...                              $   .15
                                                                     =========
Shares used in computing pro forma net
   income per share (4) ...............                                4,998
                                                                     =========


                                                   As of
                                                December 31,
                              ------------------------------------------------
                              1991(1)   1992(1)   1993(1)   1994(1)     1995
                              -------   -------    -------   -------   -------
                                               (in thousands)
Balance Sheet Data:
   Cash and cash
     equivalents  .........   $  155    $  241       285     $  447    $   33
   Working capital
     (deficit)  ...........      805       525      (260)        87     1,729
   Total assets ...........    2,920     3,570     5,126      5,155     4,400
   Minority interest in
     limited liability
     company  .............       --        --        --         --       332
   Total stockholders'
     equity  ..............    1,850     1,856     2,248      2,175     2,658


                      (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                         As of
                                                   September 30, 1996
                                         ------------------------------------
                                           Actual                Pro forma(4)
                                          --------                ------------

Balance Sheet Data:
   Cash and cash
     equivalents  .........                $  530                   $   80
   Working capital
     (deficit)  ...........                 2,055                    1,605
   Total assets ...........                 5,275                    4,825
   Minority interest in
     limited liability
     company  .............                    29                       --
   Total stockholders'
     equity  ..............                 2,921                    2,500



Footnotes appear on next page

------
(1) For periods prior to June 1, 1994, the Company operated as direct or indirect subsidiaries or as divisions of UM. Effective June 1, 1994, the Company was capitalized through the transfer of the net assets and operations of the divisions by UM.

(2) The Company is included in the consolidated income tax returns of UM. The historical financial statements reflect income taxes calculated on a separate company basis. See Note 6 of Notes to Consolidated Financial Statements.

(3) Net income (loss) for all periods presented includes various transactions with related parties, including administrative services and a facility lease from UM and consulting fees paid to the Company's President, who is a stockholder. See Note 7 of Notes to Consolidated Financial Statements.

(4) Reflects (i) the conversion of PREMIER, Inc.'s minority interest in limited liability company into Common Stock of the Company upon the closing of this offering and (ii) distributions of $450,000 to be paid to UM in the fourth quarter of 1996. See Note 1 of Notes to Consolidated Financial Statements for discussion of the calculation of pro forma net income, pro forma net income per share and the shares used in computing pro forma net income per share.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and related Notes contained elsewhere in this Prospectus.

OVERVIEW

   The Company is a CRO providing a broad range of integrated product development services on a global basis to its clients in the pharmaceutical, biotechnology and medical device industries. The Company's services include centralized diagnostic testing, clinical trial management, clinical data management, biostatistical analysis, Phase I clinical research, health care economics and outcomes research and regulatory affairs services.

   The Company's diagnostic service contracts are on a fee-for-service basis and have terms from one month to two years. A portion of the Company's fee typically is paid upon contract execution as a non-refundable up-front payment, with the remaining amounts billed monthly. Clinical research service contracts generally are fixed priced, with certain variable components, and range in duration from a few months to two years. A portion of the Company's fee typically is paid upon contract execution as a non-refundable up-front payment, with the balance billed in accordance with contract terms. The Company's contracts generally may be terminated with or without cause on 30 to 90 days notice. Clients terminate or delay contracts for a variety of reasons, including, among others, the failure of products being tested to satisfy safety or efficacy requirements; unexpected or undesired clinical results of the product; the client's decision to forego a particular study; insufficient patient enrollment or investigator recruitment; and production problems resulting in shortages of required clinical supplies. In the event of termination, the Company typically is entitled to all sums owed for work performed through the notice of termination, all costs associated with termination of the study, and the unamortized portion of any non-refundable up-front payments.

   Revenues from diagnostic service contracts generally are recognized on a per procedure basis as the work is performed. Revenues from clinical research service contracts generally are recognized on a percentage of completion basis as work is performed. For the nine months ended September 30, 1996 and 1995, the diagnostic services revenues represented 82.4% and 65.1%, respectively, of total net revenues. The Company regularly subcontracts with third-party investigators in connection with clinical trials and with other third-party providers for specialized services. These and other reimbursable costs are paid by the Company and reimbursed by clients and, in accordance with industry practice, are included in revenues. Since reimbursed costs may vary significantly from contract to contract and are not meaningful for analyzing trends in revenues, they are included in gross revenues but excluded from net revenues. Consistent with industry practice, the Company considers net revenues its primary measure of growth. The Company has had, and expects to continue to have, certain clients from which at least 10% of the Company's overall revenue is generated. The Company believes that such concentration of business is not uncommon in the CRO industry.

   The Company has experienced significant growth through internal expansion, reflecting an expansion of the Company's client base, additional services offered by the Company and an increase in the number and size of projects under management. Net revenues grew from $9.0 million for the nine months ended September 30, 1995 to $11.6 million for the nine months ended September 30, 1996.

   The Company's backlog consists of anticipated net revenues from work under letters of intent and contracts that have been signed but not yet completed. At October 31, 1996, backlog was approximately $14.7 million. The Company believes that its backlog as of any date is not necessarily a meaningful predictor of future results and no assurance can be given that the Company will be able to fully realize all of its backlog as net revenues. See "Business -- Backlog."

   The Company conducts operations on a global basis, with offices in the United States and the United Kingdom. For 1993, 1994, 1995 and the nine months ended September 30, 1996, the Company's non-U.S. net revenues represented 13.5%, 17.0%, 9.8% and 15.8%, respectively, of total net revenues.

   Contracts between the Company's international division and its clients generally are denominated in Pounds Sterling. Because substantially all of the international division's expenses are paid and payments are received in Pounds Sterling, its earnings are not materially affected by fluctuations in the exchange rates. However, the Company's financial statements are denominated in U.S. dollars and, accordingly, changes in the exchange rate between foreign currencies and the dollar do affect the Company's financial results. Cumulative adjustments from translating the international division's financial statements have been immaterial and, therefore, have been charged to income as incurred.


RESULTS OF OPERATIONS


   The following table sets forth for the periods indicated certain financial data as a percentage of net revenues. The trends illustrated in the following table may not be indicative of future results.


                                                 Percentage of Net Revenues
                                  -------------------------------------------------------
                                                                          Nine Months
                                              Year Ended                     Ended
                                             December 31,                September 30,
                                   -------------------------------   --------------------
                                      1993       1994       1995       1995        1996
                                    --------   --------    --------   --------   --------
Net revenues  ...................    100.0%     100.0%      100.0%     100.0%     100.0%
Costs and expenses:
   Direct costs .................     23.7       26.9        34.2       31.1       39.8
   Selling, general and
     administrative  ............     71.0       56.1        52.8       51.1       43.7
   Depreciation and amortization       7.7        9.3         8.4        8.7        4.8
                                    --------   --------    --------   --------   --------
Income (loss) before income
   taxes and minority interest ..     (2.4)%      7.7%        4.6%       9.1%      11.7%
                                    ========   ========    ========   ========   ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                           Percentage Increase (Decrease)
                                        --------------------------------------
                                        Fiscal         Fiscal          Nine
                                         1993           1994          Months
                                          to             to           1995 to
                                         1994           1995           1996
                                        --------       --------       --------
Net revenues  ...................        26.5%           (6.2)%         28.9%
Costs and expenses:
   Direct costs .................        45.8            17.1           64.3
   Selling, general and
     administrative  ............         --            (11.1)          10.9
   Depreciation and amortization         50.0           (16.7)         (25.0)
                                        --------       --------       --------
Income (loss) before income
   taxes and minority interest ..            *          (44.5)          67.8
                                        ========       ========       ========

------
* Not meaningful

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

   Net revenues increased $2.6 million, or 28.9% to $11.6 million for the nine months ended September 30, 1996, compared to the nine months ended September 30, 1995. The increase was directly attributable to a significant increase in the volume of diagnostic services. Diagnostic services revenues increased $4.0 million or 71.9% for the nine months ended September 30, 1996, compared to the same period in the prior year, and include an increase of $0.9 million in the net revenues of the Company's U.K. subsidiary. Offsetting the increase in diagnostic services revenues was a $1.0 million decrease in CANDA revenues and a $0.5 million decrease in Phase I clinical trials revenues. The decrease in CANDA revenues was due to the decrease in the level of new contract signings caused by the Company's larger pharmaceutical clients' ability to perform such services in-house. The Company believes that the decrease in Phase I revenues primarily was caused by a delay in the commencement of domestic Phase I trials in 1996 as a result of certain consolidations occuring in the pharmaceutical industry.

   Direct costs increased $1.8 million, or 64.3%, to $4.6 million for the nine months ended September 30, 1996, compared to the nine months ended September 30, 1995. As a percentage of net revenues, direct costs increased to 39.8% in 1996, compared to 31.1% in 1995. The increase primarily was attributable to increased consulting fees paid to the Company's President in connection with medical interpretations for diagnostic tests, in addition to general increases in connection with the increase in diagnostic services. The consulting fees for medical interpretations increased from $0.6 million in 1995 to $1.5 million in 1996. The Company and the President have entered into a new consulting agreement that discontinues such variable fees effective January 1, 1997. See "Certain Relationships" and Notes 7 and 9 of Notes to Consolidated Financial Statements.

   Selling, general and administrative expenses increased $0.5 million, or 10.9% to $5.1 million for the nine months ended September 30, 1996, compared to the nine months ended September 30, 1995. As a percentage of net revenues, selling, general and administrative expenses decreased from 51.1% in 1995 to 43.7% in 1996. The dollar increase resulted from additional costs, primarily payroll, required to build the clinical trials management business. The reduction as a percentage of net revenues was due to the relatively fixed nature of the expenses, the Company's focus on monitoring support costs and efficiencies gained through increased volume.

   Depreciation and amortization decreased $0.2 million, or 25.0%, to $0.6 million for the nine months ended September 30, 1996, compared to the nine months ended September 30, 1995. As a percentage of net revenues, depreciation and amortization decreased from 8.7% in 1995 to 4.8% in 1996. The decrease primarily was the result of the Company's continuing transition from more expensive mainframe computers to less expensive personal and server-based computers.

   The Company's effective income tax rate for the nine months ended September 30, 1996 was 43.1%, compared to 39.7% for the nine months ended September 30, 1995. The rate increase primarily was a result of a one-time state tax benefit in 1995 in connection with a change in tax law that reinstated the net operating loss carryforward provisions of that state, enabling the Company to utilize a suspended carryforward from 1993.

YEAR ENDED DECEMBER 31, 1995 AND 1994

   Net revenues decreased $0.8 million, or 6.2%, to $12.1 million for the year ended December 31, 1995, compared to the year ended December 31, 1994. The decrease primarily was attributable to a decrease in the Company's CANDA revenues, partially offset by an increase in the Company's Phase I clinical testing revenues. CANDA revenues decreased $1.5 million from 1994 due to a decrease in the level of new contract signings caused by the Company's larger pharmaceutical clients' ability to perform such services in-house. Diagnostic services revenues were relatively flat in 1995 compared to 1994, with domestic revenues increasing $0.9 million, and international revenues decreasing $1.1 million. The increase in domestic diagnostic services revenues was due to an increase in both the volume and the pricing of diagnostic services. The decrease in international diagnostic services revenues primarily was the result of two major project cancellations due to unexpected clinical results. Diagnostic services revenues in 1995 include $1.2 million of the remaining unamortized non-refundable up-front payments on certain canceled studies, including $0.2 million at the Company's U.K. subsidiary.

   Direct costs increased $0.6 million, or 17.1%, to $4.1 million for the year ended December 31, 1995, compared to the year ended December 31, 1994. As a percentage of net revenues, direct costs increased to 34.2% in 1995 from 26.9% in 1994. The increase was primarily attributable to additional costs related to the volume increase at the Phase I clinical research unit, in addition to increased consulting fees paid to the Company's President in connection with medical interpretations for diagnostic tests. Such consulting fees increased from $0.5 million in 1994 to $0.8 million in 1995. See "Certain Relationships" and Notes 7 and 9 of Notes to Consolidated Financial Statements.

   Selling, general and administrative expenses decreased $0.8 million, or 11.1%, to $6.4 million for the year ended December 31, 1995, compared to the year ended December 31, 1994. As a percentage of net revenues, selling, general and administrative expenses decreased to 52.8% in 1995 from 56.1% in 1994. The decrease resulted primarily from the decrease in management and administrative expenses related to CANDA services as the Company reacted to the reduction in its CANDA business.

   Depreciation and amortization decreased $.2 million, or 16.7%, to $1.0 million for the year ended December 31, 1995, compared to the year ended December 31, 1994. As a percentage of net revenues, depreciation and amortization decreased to 8.4% in 1995 from 9.3% in 1994. The decrease primarily was the result of the Company's transition from more expensive mainframe computers to less expensive personal and server-based computers.

   The Company's effective income tax rate for the year ended December 31, 1995 was 43.2%, compared to 41.7% for the year ended December 31, 1994. The rate increase in 1995 primarily was the result of the U.K. subsidiary's loss, partially offset by a one-time state tax benefit in connection with a change in tax law that reinstated the net operating loss carryforward provisions of that state, allowing the Company to utilize a suspended carryforward from 1993.

YEAR ENDED DECEMBER 31, 1994 AND 1993

   Net revenues increased $2.7 million, or 26.5%, to $12.9 million for the year ended December 31, 1994, compared to the year ended December 31, 1993. The increase primarily was attributable to the increased volume of both domestic and international diagnostic services, in addition to 1994 being the first full year of operation of the Phase I clinical research unit.

   Direct costs increased $1.1 million, or 45.8%, to $3.5 million for the year ended December 31, 1994, compared to the year ended December 31, 1993. As a percentage of net revenues, direct costs increased to 26.9% in 1994 from 23.7% in 1993. The increase reflects the increased volume at the Phase I clinical research unit and the increased volume of diagnostic testing services, in addition to increased consulting fees paid to the Company's President in connection with medical interpretations for diagnostic tests. Such consulting fees increased less than $0.1 million in 1993 to $0.5 million in 1994. See "Certain Relationships" and Notes 7 and 9 of Notes to Consolidated Financial Statements.

   Selling, general and administrative expenses remained relatively flat at $7.2 million for the year ended December 31, 1994, compared to the year ended December 31, 1993. However, as a percentage of net revenues, selling, general and administrative expenses decreased to 56.1% in 1994 from 71.0% in 1993, as the Company gained efficiencies through increased volume. General and administrative payroll increased $0.7 million as the Company continued to build infrastructure to support its growth. This increase was offset by a $0.6 million decrease in marketing and advertising expenses related to the Company's 1993 launch of a clinical data management product and the opening of its new corporate headquarters and Phase I clinical research unit.

   Depreciation and amortization increased $0.4 million, or 50.0%, to $1.2 million for the year ended December 31, 1994, compared to the year ended December 31, 1993. As a percentage of net revenues, depreciation and amortization increased to 9.3% in 1994 from 7.7% in 1993. The increase primarily was the result of additional property and equipment purchased during 1993 and early 1994 to support the Company's new corporate headquarters and the general increase in business. In addition, the Company opened its clinical research unit and clinical laboratory in 1994.

   The Company's effective income tax rate for the year ended December 31, 1994 was 41.7%, compared to 28.0% for the year ended December 31, 1993. The rate increase in 1994 was primarily the result of the Company not recording a state tax benefit on its domestic operating loss in 1993 as state tax law did not provide for loss carryforwards or carrybacks.

QUARTERLY RESULTS

   The Company's quarterly operating results have been, and are expected to continue to be, subject to fluctuations, depending on factors such as the commencement, completion or cancellation of large contracts, the mix of contract services, the progress of ongoing contracts, the timing of start-up expenses for new offices and the introduction of new products and services. Because a large percentage of the Company's operating costs are relatively fixed in the short term, variations in the timing and progress of large contracts could have a material adverse effect on quarterly results. The Company believes that comparisons of its quarterly financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Risk Factors -- Variation in Quarterly Operating Results; Seasonality."

   The following table presents unaudited quarterly results for the Company for each of the eleven most recent fiscal quarters in the period ended September 30, 1996. In the opinion of the Company, this information includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial information set forth for those periods. This quarterly financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the results of any future period.

                                            Quarter Ended
                         -----------------------------------------------------
                         Mar. 31,      June 30,      Sept. 30,      Dec. 31,
                           1994          1994           1994          1994
                         ----------    ----------    -----------    ----------
                                            (in thousands)
Statement of
 Operations Data:
Net revenues  .......     $3,052        $3,590         $3,397        $2,871
                         ----------    ----------    -----------    ----------
Costs and expenses:
   Direct costs .....        729           938            954           852
   Selling, general
     and
     administrative        1,875         1,799          1,826         1,745
   Depreciation and
     amortization  ..        281           313            299           304
                         ----------    ----------    -----------    ----------
Total costs and
   expenses .........      2,885         3,050          3,079         2,901
                         ----------    ----------    -----------    ----------
Income (loss) before
   income taxes and
   minority interest         167           540            318           (30)
Minority interest in
   limited liability
   company's (income)
   loss .............         --            --             --            --
                         ----------    ----------    -----------    ----------
Income (loss) before
   income taxes .....        167           540            318           (30)
Income tax provision
   (benefit) ........         70           225            132           (12)
                         ----------    ----------    -----------    ----------
Net income (loss)  ..     $   97        $  315         $  186        $  (18)
                         ==========    ==========    ===========    ==========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                         Mar. 31,     June 30,     Sept. 30,     Dec. 31,      Mar. 31,     June 30,     Sept. 30,
                           1995         1995          1995         1995          1996         1996          1996
                        ----------   ----------    -----------   ----------   ----------   ----------    -----------
Statement of
 Operations Data:
Net revenues  .......     $3,243       $2,558        $3,194       $3,069        $2,890       $4,271        $4,446
                        ----------   ----------    -----------   ----------   ----------   ----------    -----------
Costs and expenses:
   Direct costs .....        832          872         1,091        1,329         1,170        1,702         1,743
   Selling, general
     and
     administrative        1,693        1,411         1,496        1,775         1,548        1,655         1,867
   Depreciation and
     amortization  ..        292          266           228          227           203          188           165
                        ----------   ----------    -----------   ----------   ----------   ----------    -----------
Total costs and
   expenses .........      2,817        2,549         2,815        3,331         2,921        3,545         3,775
                        ----------   ----------    -----------   ----------   ----------   ----------    -----------
Income (loss) before
   income taxes and
   minority interest         426            9           379         (262)          (31)         726           671
Minority interest in
   limited liability
   company's (income)
   loss .............         --           --           (21)          69           101          107            95
                        ----------   ----------    -----------   ----------   ----------   ----------    -----------
Income (loss) before
   income taxes .....        426            9           358         (193)           70          833           766
Income tax provision
   (benefit) ........        169            4           142          (56)           30          359           330
                        ----------   ----------    -----------   ----------   ----------   ----------    -----------
Net income (loss)  ..     $  257       $    5        $  216       $ (137)       $   40       $  474        $  436
                        ==========   ==========    ===========   ==========   ==========   ==========    ===========

LIQUIDITY AND CAPITAL RESOURCES

   The CRO industry generally is not capital intensive. The Company's principal cash needs relate to funding receivables as client payments generally lag 45 to 75 days after the invoice date. The Company historically has funded the increase in receivables through cash generated from operations.

   For the nine months ended September 30, 1996, the Company's operations generated $1.3 million in cash, primarily related to the Company's net income. The increase in accounts receivable of $0.9 million for this period was generally offset by an increase in accounts payable and accrued expenses and other working capital changes. At September 30, 1996, the Company had cash and cash equivalents of $0.5 million and working capital of $2.1 million. For the year ended December 31, 1995, the Company's operations used $0.8 million of cash, primarily attributable to a $1.3 million decrease in deferred revenues, as 1995 contract signings did not include significant up-front payments, partially offset by the Company's net income for the period and other changes in working capital accounts.

   The Company has a $1.0 million Revolving Credit Facility to be used for working capital purposes at the Company's discretion, which is collateralized by substantially all of the assets of the Company. Borrowings under the line are limited to 60% of eligible accounts receivable, as defined. Interest on any outstanding portion of the line is at the bank's prime lending rate plus 0.5% (8.75% at September 30, 1996). The line expires June 30, 1997, and is renewable annually thereafter. The Company had no outstanding borrowings under the line as of September 30, 1996. The line contains certain financial and operational covenants, including minimum levels of tangible net worth and working capital and limitations on sales of capital stock, acquisitions of other entities, loans to related parties, dividend payments, sale leaseback transactions, types of investments and lease payments. In November 1996, the Company received a commitment from its bank to increase the line to $5.0 million and to change the covenants to permit this offering. This commitment is subject to typical conditions.

   The Company has no long-term debt or material long-term obligations other than its real property leases. See "Business -- Facilities" and Note 9 of Notes to Consolidated Financial Statements. The Company currently is budgeting approximately $3.0 million for capital expenditures in 1997.

   The Company expects existing cash and cash equivalents, cash flow from operations, the net proceeds from this offering and borrowings under its line of credit will be sufficient to meet its foreseeable cash needs for at least the next two years. Although the Company presently is not a party to any acquisition agreements or similar arrangements, there may be acquisitions or other growth opportunities that require additional external financing, and the Company may from time to time seek to obtain additional funds from public or private issuances of equity or debt securities. There can be no assurance that such financings will be available on terms acceptable to the Company.

   The Company historically has made distributions to UM, its principal stockholder, and has committed to pay distributions of $450,000 to UM in the fourth quarter of 1996. Subsequent to this offering, the Company does not anticipate paying any cash dividends in the foreseeable future and will not make further distributions to UM. The Company currently intends to retain future earnings to fund the growth of its business. See "Dividend Policy."

                                   BUSINESS

GENERAL

   Premier Research Worldwide, Ltd. (the "Company") is a clinical research organization ("CRO") providing a broad range of integrated product development services to its clients in the pharmaceutical, biotechnology and medical device industries. The Company complements the research and development departments of its clients by offering high quality clinical research services on an as-needed basis, thereby providing a variable cost alternative to certain fixed costs typically associated with internal product development. Over the last three years, the Company has built a base of over 100 clients, including 23 of the 25 largest pharmaceutical companies in the world. In the first nine months of 1996, the Company performed services under 96 contracts for 62 clients. The Company's services include centralized diagnostic testing, clinical trial management, clinical data management, biostatistical analysis, Phase I clinical research, health care economics and outcomes research and regulatory affairs services.

   Throughout its history, the Company has been an innovator in the use of new technologies that speed product development and regulatory review. For example, the Company created and filed the first computer-assisted new drug application ("CANDA") with the United States Food & Drug Administration ("FDA"). The Company has designed its technology to simplify and make more efficient the collection, transfer, analysis and preparation of clinical trial data. The Company believes that its proprietary technology links all facets of clinical development, produces cost advantages, facilitates superior levels of service, improves the quality of clinical research and enhances the Company's global capabilities.

   All of the Company's services are designed to help clients reduce their product development time in a cost-effective manner. In 1977 the Company's predecessor, Cardio Data Systems, began providing diagnostic testing services used to evaluate the safety and efficacy of new drugs. Today, the Company provides these services, which include electrocardiograms ("ECGs"), Holter monitoring, pulmonary function testing, blood and urine sampling, and other tests, on a centralized basis. To take advantage of the potential synergies and cross-selling opportunities with its centralized diagnostic testing services, the Company added clinical trial management capabilities in September 1995 by forming a limited liability company with PREMIER, Inc., which is owned 65% by the Company. Upon the closing of this offering, PREMIER, Inc.'s minority interest in this limited liability company will be converted into 330,150 shares of Common Stock of the Company. Although a substantial majority of the Company's net revenues is still derived from centralized diagnostic testing services, the Company today has the capacity to provide the full range of CRO services on a global basis.


INDUSTRY BACKGROUND


   CROs provide product development services to the pharmaceutical, biotechnology and medical device industries, and derive substantially all of their revenues from the research and development expenditures of these industries. The CRO industry provides a comprehensive range of product development services, including study design, clinical trial management, data collection, biostatistical analysis, diagnostic testing and regulatory services. All these clinical trials services are subject to applicable government regulations in jurisdictions where the services are provided.

   The CRO industry is highly fragmented, with participants ranging from several hundred small, limited-service providers to a few large, full-service CROs with global capabilities. Although there are few barriers to entry for small, limited-service providers, the Company believes that there are significant barriers to becoming a full-service CRO with global capabilities. Some of these barriers include the high fixed personnel costs required to develop broad therapeutic capabilities, the need for sophisticated management information systems, expertise and technology to manage complex clinical trials, the ability to access investigators and specific patient populations in sufficient numbers and the infrastructure necessary to serve the global needs of clients.


   As a result of competitive pressures and economies of scale, the CRO industry is consolidating. Mergers and acquisitions have resulted in the emergence of a few large, full-service CROs with the capital, technical and financial resources to conduct all phases of clinical trials on behalf of pharmaceutical, biotechnology and medical device companies. The Company believes that industry trends favor those CROs able to provide a full range of services.

   Diagnostic testing services form a part of most new drug studies. While most CROs sub-contract these services, the Company directly provides a full array of centralized diagnostic testing services. The Company believes that the ability to provide a broad range of centralized diagnostic testing services will become an important factor in competing as a full-service CRO.


INDUSTRY TRENDS

   The global pharmaceutical and biotechnology industries spent an estimated $35 billion in 1995 on research and development, of which the Company estimates $20 billion was spent on the type of services offered by the Company. Of this amount, approximately $2.5 billion was outsourced to CROs. The Company believes that the following trends will lead to increased outsourcing of drug and device development activities by pharmaceutical, biotechnology and medical device companies:

CLIENT DEMAND FOR FASTER PRODUCT DEVELOPMENT


   Pharmaceutical, biotechnology and medical device companies face increased pressure to bring innovative, patent-protected products to market in the shortest possible time, while following good clinical practices and adhering to applicable government regulations. Reducing product development time maximizes the client's potential period of marketing exclusivity and, in turn, the potential economic returns for new products. The Company believes that CROs able to improve the speed and quality of product development, through appropriate clinical, technological and organizational expertise, are able to provide more effective product development services than most pharmaceutical, biotechnology or medical device companies could perform internally. The Company believes that the practice of some pharmaceutical, biotechnology or medical device companies to contract with full-service CROs, rather than separately contracting specific phases of product development to several different CROs, also may result in faster overall development times. In addition, the Company believes that its clients increasingly recognize that the use of technology to produce clinical databases designed to facilitate regulatory review reduces product development and regulatory review time.


COST CONTAINMENT PRESSURES


   Cost containment pressures on pharmaceutical and medical device companies arising from market acceptance of generic drugs, managed care pressures to reduce prices, the development of large purchasing alliances and the use of formulary restrictions has led to increased scrutiny of product development expenses. This cost containment pressure has prompted many pharmaceutical and medical device companies to reduce staffing levels, to centralize research and development and to increase outsourcing to CROs. In addition, the Company believes that the increased need to differentiate products and to generate support for product pricing will aid the growth of pharmacoeconomic and outcomes research, both for products under development and products already on the market.

   The pharmaceutical and medical device industries are consolidating in response to the need for cost reductions. Once consolidated, many pharmaceutical and medical device companies outsource to CROs in an effort to reduce the high fixed personnel cost associated with internal drug development. At the same time, the Company believes that pharmaceutical and medical device companies will continue to develop new products that represent potential sources of new business for the Company and other CROs.


INCREASINGLY COMPLEX AND STRINGENT REGULATIONS


   Increasingly complex and stringent regulatory requirements have added to the volume of data required for regulatory filings. The pharmaceutical and biotechnology industries are increasingly outsourcing to CROs to manage the added work loads created by these regulatory requirements. More stringent regulatory requirements are being applied to medical devices as well. The Company believes that this trend will increase the volume of data required for device regulatory filings and escalate the demand for data collection and analysis services during the device development process, creating additional opportunities for CROs.

DEVELOPMENT OF DRUGS FOR COMPLEX DISEASES


   The development of an increasing number of drugs targeted at complex chronic diseases, such as Alzheimer's disease, and drugs that address specific patient populations, such as stroke patients, has increased the need for specialized clinical trial management and patient recruitment services. The Company believes that this increased complexity will result in greater outsourcing by pharmaceutical, biotechnology and medical device companies to CROs with particular expertise in certain therapeutic areas and with the ability to access these specific populations.

BIOTECHNOLOGY INDUSTRY GROWTH


   In the last decade, the United States biotechnology industry has grown rapidly and is developing an increasing number of the new products submitted for regulatory approval. From 1989 to 1995, the number of biotechnology products in clinical trials rose from 80 to over 450, an annual compounded growth rate of approximately 35%. Many biotechnology companies do not have the necessary staff, expertise or financial resources to conduct clinical trials on their own, and may not believe that it is in their strategic interest to create such capabilities. The Company believes that biotechnology companies provide growth opportunities for CROs. In addition, the biotechnology industry is conducting more clinical trials outside the United States, benefiting CROs with international capabilities.


GLOBALIZATION OF CLINICAL RESEARCH AND DEVELOPMENT


   Pharmaceutical, biotechnology and medical device companies are increasingly attempting to expand the market for new products by pursuing regulatory approvals in multiple countries simultaneously, rather than sequentially as they have in the past. Expanding the market for a product and accelerating regulatory review times are particularly important to these companies because of limited patent lives and the high development costs of new products. To respond to these pressures and to gain access to the global marketplace, pharmaceutical, biotechnology and medical device companies are increasingly outsourcing to CROs that have full-service, international capabilities and that are able to coordinate concurrent regulatory filings.

NEED FOR SOPHISTICATED DATA MANAGEMENT

   During a clinical trial, clients often receive data from multiple sources in a variety of incompatible formats. To make cost effective, real-time product development decisions using this data, it is necessary to have sophisticated data management systems that can more easily analyze the data. As a result, both clients and government regulators seek real-time, interactive access to clinical data.

   In addition to increasing the volume of data required for filings, regulatory agencies are also requesting data in electronic form, permitting more direct independent analysis. For example, the FDA has issued guidelines encouraging the use of computer-assisted filings in an effort to expedite the review process. Additionally, the need for pharmacoeconomic and outcomes research increases the requirements for data. The Company believes that pharmaceutical, biotechnology and medical device companies may outsource to CROs with sophisticated data management capabilities to reduce costs and to access their technological expertise.


THE COMPANY'S STRATEGY


   The Company's objective is to accelerate its clients' product development timelines. The Company's strategies for achieving this objective include:


USE INNOVATIVE TECHNOLOGY TO ACCELERATE AND IMPROVE PRODUCT DEVELOPMENT


   The Company believes that its proprietary technology links all facets of clinical development, produces cost advantages, facilitates superior levels of service, improves the quality of clinical research and enhances the Company's global capabilities. The Company has specifically designed its technology for use by medical personnel rather than information technology specialists. The Company's technology enables it to create and continually update its clinical databases as trials progress and allows for interactive review of data by its clients and governmental regulators. See "Technology."


PROVIDE COMPREHENSIVE PRODUCT DEVELOPMENT SERVICES


   The Company believes that CROs able to offer a full range of product development services will have a competitive advantage because a single provider increases the speed and accuracy of clinical data collection through compatible systems and uniform data formats. The Company provides a full array of clinical research services, including, centralized diagnostic testing services, clinical trial management, clinical data management, biostatistical analysis, Phase I clinical research, health care economics and outcomes research and regulatory affairs services. The Company believes that offering a full range of centralized diagnostic services, in addition to its other clinical research services, provides an additional competitive advantage.


EXPAND CAPACITY FOR GLOBAL PRODUCT DEVELOPMENT SERVICES


   The Company believes that the ability to provide global product development services enhances its ability to compete for large multi-national business. The Company has an international presence in diagnostic services and has supported trials in 32 countries out of its Philadelphia, PA and Peterborough, U.K. offices. Using this experience and infrastructure, the Company is expanding its clinical trial management and clinical data management services to areas outside of the United States.


DEVELOP ITS STRATEGIC RELATIONSHIP WITH PREMIER, INC.


   The Company intends to leverage its strategic relationship with PREMIER, Inc., the largest voluntary alliance of hospitals in the United States. In 1996, PREMIER, Inc. expects to negotiate, on behalf of the alliance, group purchases of approximately $10 billion of medical devices, supplies and pharmaceuticals. PREMIER, Inc. actively aids the Company in marketing its services to the numerous pharmaceutical, biotechnology and medical device companies that sell products and services to the alliance. In addition, the Company believes that its access to PREMIER, Inc.'s patient and physician databases provides a competitive advantage for patient and investigator recruitment. PREMIER, Inc. is developing a large trial management organization, for which the Company will be the exclusive CRO. The Company and PREMIER, Inc. also have begun working together to develop an adverse event reporting system and a drug use information system, and the Company plans to expand this activity to include such services to PREMIER, Inc. members and other health systems. See "Relationship with PREMIER, Inc."


PURSUE STRATEGIC ACQUISITIONS


   The Company plans to pursue strategic acquisitions of related businesses and selected CROs. Acquisition candidates must provide opportunities for innovation and growth and include businesses that provide complementary services, expand the Company's geographic presence, provide new therapeutic expertise, or have complementary client bases.


COMPANY SERVICES


   The Company's historic business has been the provision of centralized diagnostic testing services, which continues to account for a substantial majority of the Company's net revenues. The Company added clinical trial management capabilities in September 1995 when it formed a limited liability company with PREMIER, Inc., owned 65% by the Company. Upon the closing of this offering, PREMIER, Inc.'s interest in this limited liability company will convert into 330,150 shares of the Company's Common Stock. Today, the Company provides a full range of clinical research services. The Company's services include centralized diagnostic testing services, clinical trial management, clinical data management, biostatistical services, Phase I clinical research, health care economics and outcomes research and regulatory affairs services, both in the United States and internationally.

CENTRALIZED DIAGNOSTIC TESTING SERVICES

   Diagnostic tests are employed in clinical trials to measure the effect of the product on certain body organs and systems, to determine the product's safety and/or efficacy. Diagnostic testing services provided by the Company include a variety of diagnostic tests, such as ECGs, Holter monitoring and clinical laboratory services. These services, which the Company provides on a centralized basis, are part of most new drug studies. In most cases, the ECG and transtelephonic monitoring strips, Holter monitoring tapes, imaging and pulmonary function computer disks and blood and urine samples are delivered to the Company, which the Company then analyzes or interprets. The Company provides a broad array of centralized diagnostic testing services, including the following:

   12-lead Electrocardiography. The ECG provides an electronic map of the heart's rhythm and structure, and typically is performed in most clinical trials. ECG strips are measured by the Company's analysts utilizing a digitizing system, and are then interpreted by a Board-certified cardiologist.

   Holter Monitoring. Holter monitoring is a 24 hour continuous ECG recording of the heart's rhythm on a cassette tape. The Company has provided Holter monitoring services since 1977.

   Transtelephonic Monitoring (TTM). TTM measures the electrical activity of the heart, typically for 5 to 30 seconds. This data is transmitted over telephone lines by patients carrying a self-activated transmitting device. This test typically is utilized in trials seeking to identify symptomatic heart rhythm events.

   Pulmonary Function Testing (PFT). PFT measures the lungs' capacity and function by having the patient breathe into a spirometer.

   Diagnostic Imaging. This service is used in all clinical imaging modalities, including standard radiography (e.g., x-rays), contrast-enhanced radiography (e.g., angiography, studies of the gastrointestinal tract), computed techniques (including CT scanning and MRI), nuclear medicine techniques and ultrasonography to determine or confirm the condition of a patient.


   Clinical Laboratory Services. The Company performs centralized reference testing of blood and urine samples for multi-center drug trials and in support of the Company's Phase I clinical research unit.


CLINICAL TRIAL MANAGEMENT SERVICES

   The Company offers complete services for the design, performance and management of clinical trial programs. The results of clinical trials form the basis on which regulatory approval is granted for pharmaceutical and biotechnology products and medical devices. The Company's multi-disciplinary clinical research group and extensive network of consultants examine a product's pre-clinical and clinical data to design protocols that will evaluate the product's safety and efficacy. The Company can then manage every aspect of clinical trials, including protocol and database design, site and investigator recruitment, regulatory initiation, patient enrollment, study monitoring and data collection, medical services and report writing.

   The Company's clinical trial management services include the following:


   Study Protocol Design. The protocol defines the medical issues the study seeks to examine and the statistical tests that will be conducted to determine whether the product is safe and effective or, in some pharmacoeconomic trials, whether it is cost-effective. Detailed in the protocol are: (i) the number and type of clinical, laboratory and outcomes measures that are to be tracked and analyzed, (ii) the number of patients required to produce a statistically valid result, (iii) the period of time over which the patients must be tracked and (iv) the dosage and frequency of drug administration or the program of use of the relevant device.


   Site and Investigator Recruitment. The drug or device being tested is administered to patients by physicians (investigators), at hospitals, clinics or other locations (sites). Potential investigators are identified by a number of means. In some cases, the sponsor has pre-selected investigators with whom it wishes to work. The CRO generally solicits the investigator's participation in the study. Each trial's success depends on the successful identification and recruitment of investigators with an adequate base of patients who meet the requirements of the study protocol. The Company has a database of several thousand investigators, both within and outside the PREMIER, Inc. alliance of hospitals. Access to this data allows the Company to readily identify the sites and investigators able to provide the requisite patient population.

   Patient Enrollment. Investigators find and enroll patients suitable for each study according to the protocol. The speed with which trials can be completed is significantly affected by the rate at which patients are enrolled. Inability to recruit a sufficient number of patients in a timely manner is a recurring problem and one of the most frequent causes of clinical trial delays, as well as a major source of cost overruns for the sponsor. The Company believes that its affiliation with PREMIER, Inc. and the resultant access to PREMIER, Inc.'s databases should enhance the Company's ability to quickly and cost-effectively recruit investigators and patients for clinical trials. The Company believes that its access to PREMIER, Inc.'s patient databases provides a competitive advantage because it permits the Company to identify more precisely exclusion and inclusion criteria, thereby maximizing patient recruitment without jeopardizing patient safety.

   Regulatory Services. Each site is required to document compliance with regulations governing the conduct of clinical trials, which must be completed before a trial can be initiated. The PremierResearcho CTIMS (clinical trial information management system) facilitates this process by providing real-time tracking of the status of all relevant documents to the Company and to the client.

   Study Monitoring and Data Collection. As patients are examined and tests are conducted in accordance with the study protocol, data are recorded on customized case report forms ("CRFs") and laboratory reports. Traditionally, these data are assessed at the study site by specially trained clinical research associates, also known as CRAs or monitors. The CRAs compare the data to the medical records at the site to reduce the possibility of fraud or error. The CRA requires site personnel to correct errors to facilitate efficient data entry. CRAs visit sites regularly to ensure that the CRFs are completed correctly and that all data specified in the protocol are collected. CRFs are reviewed for consistency and accuracy before their data are entered into an electronic database. In most CROs, these data are manually entered by personnel who are not trained to evaluate the content of the data.

   The Company also offers its clients the PremierResearcho Fax system, which can accelerate the completion and collection of accurate CRFs. The PremierResearcho Fax system permits a CRF to be filled out by the investigating site and faxed to the Company within days of a patient's visit. The data from the fax are automatically downloaded into the Company's database by means of optical character recognition and the results are carefully checked both by computer and by trained clinical research personnel. Any errors are compiled and automatically faxed back to the site for correction. This process allows a large portion of data errors to be identified and corrected within a week of a given patient's visit, as opposed to the traditional correction process that typically requires several weeks to several months. The Company believes that correcting a large portion of the errors as the trial progresses decreases the time and expense of clinical data collections and is a significant competitive advantage.

   Medical Services and Report Writing. During the course of a clinical trial, the Company may provide medical research services, including medical monitoring of the clinical trials and interpretation of clinical trial results. In addition, the statistical analysis of the data collected during a trial, together with other clinical data, are included in a final report generated for inclusion in a regulatory document. The Company's PremierResearcho CARD (computer-assisted research and development) technology allows for immediate correction of data and identification of safety and efficacy issues that may change the course of the clinical development plan or accelerate its timeline. The Company believes that this results in improved medical services.

CLINICAL DATA MANAGEMENT AND BIOSTATISTICAL ANALYSIS

   The Company has a history of technological innovation in the provision of services in drug trials, including creating the first computer-assisted new drug application ("CANDA") and creating over sixty CANDAs. The Company believes that its technological expertise provides a competitive advantage in the provision of clinical data management and biostatistical analysis services.

   Clinical Data Management. The Company's data management professionals assist in the design of protocols and CRFs, as well as the development of training manuals for investigational staff to ensure that data are collected in a systematic format. Once the study protocol has been finalized, CRFs for recording the desired information must be developed. Different CRFs may be used at different assessment periods during the course of a trial reflecting the variety of data collected, and there may be as many as 100 or more CRFs for each patient in a given study. The Company's technically trained staff format CRFs compatible with the optical character recognition capabilities of the Company's PremierResearcho Fax system. CRFs, when utilized with the PremierResearcho Fax system, increase the accuracy and reduce the time and cost of data processing during the trial. Databases are designed according to the analytical specifications of the project and the particular needs of the client. The Company provides clients with data listings, data review and coding, data entry, database verification and editing and problem data resolution. In addition, the Company offers its clients the ability to compile the clinical data for an electronic regulatory submission, such as a CANDA.

   Biostatistical Analysis. The Company's biostatistics professionals provide biostatistical consulting, database design, data analysis and statistical reporting. These professionals develop and review protocols, design appropriate analysis plans and design report formats to address the objectives of the study protocol and the cli-ent's individual objectives. The Company's programming staff and biostatisticians work together to perform appropriate analyses and produce tables, graphs, listings and other applicable displays of trial results. In addition, biostatisticians can assist clients in government regulatory proceedings and in legal proceedings.

PHASE I CLINICAL RESEARCH

   The Company maintains a 28-bed, monitored clinical research unit in which it conducts Phase I clinical research studies. This unit focuses on complex Phase I trials that require diagnostic testing such as ECG, Holter monitoring and similar services.

HEALTH CARE ECONOMICS AND OUTCOMES RESEARCH

   In response to the increased need for pharmacoeconomic and outcomes data following product approval, the Company plans to offer a variety of health information services using its expertise in data collection, acquisition, monitoring, and auditing. The Company intends to design and conduct pharmacoeconomic, technology assessment, and clinical outcomes studies for pharmaceutical clients as well as for PREMIER, Inc. and its affiliated hospitals and institutions. PREMIER, Inc. and the Company are developing an adverse event reporting system and a drug use information system. The Company plans to expand this activity to include such services to PREMIER, Inc. members and other health systems.

REGULATORY AFFAIRS SERVICES

   The Company provides comprehensive regulatory product registration services for pharmaceutical, biotechnology and medical device products in North America, including regulatory strategy formulation, document preparation and intermediation with the FDA and other regulatory agencies. The Company reviews published literature, assesses the scientific background of a product and the competitive and regulatory environment, identifies deficiencies and defines the steps necessary to obtain registration in the most expeditious manner. Through this service, the Company helps its clients determine the feasibility of developing a particular product or product line.


TECHNOLOGY


   The Company's technology is designed to accelerate product development and to improve the quality of clinical research by providing superior data handling that facilitates analysis. Its technology is developed for clinical research personnel, rather than information technology specialists, enabling medical reviewers to make timely and accurate decisions during the product development process. The Company's software is available on multiple platforms such as Microsoft Windows, Macintosh, and DOS, which facilitates integration with the wide variety of systems used by its clients.

   The Company believes that its technology is attractive to its clients' clinical groups, since it includes "user-friendly" tools specifically designed for clinical research personnel. The Company believes that this provides a competitive advantage, since this group is influential in CRO selection.

   The Company has a history of technological innovation in supporting clinical trials, including:


   o First electronic transfer of centralized diagnostic data, eliminating manual key punching (1979).

   o First multi-site remote data entry system used by the FDA, partially replacing site monitoring (1984).


   o First computer-assisted new drug application, shortening the regulatory review process (1985). The Company has since created over 60 full data review CANDAs, which it believes constitutes more CANDAs of this kind than those created by all the other major CROs combined.

   o First NDA Day, a one day intensive session between the FDA and the product's sponsor using the interactive features and real-time data query capabilities of the CANDA (1988).

   o First interactive CANDA, providing for the interactive review of clinical data by the FDA, further accelerating the regulatory review process (1993).

   The Company's technology includes:

   PremierResearcho Navigator. Navigator is the Company's proprietary, highly interactive software system designed specifically for the review, analysis and submission of clinical data in the new drug or device application process. The Company's role in the first CANDA submission, the first interactive CANDA and the first NDA Day, which are described above, are examples of uses of the technology that has evolved into the Navigator. Navigator is designed to allow medical and regulatory personnel to interactively review and analyze research data. It is a "user-friendly" software that permits medical personnel to: subset data; better analyze and understand clinical trial results, including adverse events and identification of outliers; graphically display clinical research data; and respond more quickly to regulatory review questions. The Company believes that use of its Navigator system speeds both the product development and regulatory review process, which allows the client to prioritize, change or potentially terminate development of the product.

   The Company markets the Navigator system for single clinical studies or single laboratory datasets under the name PremierResearcho CARD
(computer-assisted research and development). Immediate review of clinical information to detect errors in trial conduct is possible with PremierResearcho CARD, allowing for rapid correction of data and identification of safety and efficacy issues that may change the course of the clinical development plan or accelerate its timeline.

   The Company markets the Navigator system for electronic regulatory submissions for pharmaceutical clients under the name PremierResearcho CANDA. PremierResearcho CANDA allows for faster and more effective medical review and analysis of the submission by the product's sponsor and by regulatory authorities than conventional tools. Navigator also may be used for the regulatory submission of biologic and medical device clinical data.

   PremierResearcho Enterprise. Enterprise is a proprietary information management system that permits efficient and timely delivery of diagnostic and clinical trial data to the user. Enterprise integrates an entire set of data from an individual patient in a clinical trial. This information is then available for on-line review by project management, diagnostic services and clinical research personnel. Enterprise also provides for flexible encoding and transfer of the clinical information to the client, based on standardized data specifications or the client's own specifications. The data can be provided to the client in a variety of data and media formats, as well as bundled with Navigator, to allow for immediate interactive review. The Company believes that Enterprise facilitates and speeds product development by making it easier for the client to collect, store, retrieve and utilize the massive amounts of data traditionally collected in clinical trials.

   PremierResearcho Fax. This system receives CRFs, electronically enters the information into databases, electronically queries the site to correct data errors and inconsistencies, and compiles the resultant database for rapid export. The Company believes that the PremierResearcho Fax system can accelerate the collection and correction of the CRF, which is filled out by investigators at a site and faxed to the Company within days of the patient visit. The data from the fax is automatically downloaded into the Company's database by means of optical character recognition and the results are carefully checked by both the computer and trained clinical research personnel. Any errors are compiled and automatically faxed back to the site for correction. This process allows a large portion of data errors to be resolved within a week of a given patient's visit, as opposed to the traditional correction process that typically requires several weeks to several months. The Company believes that correcting a large portion of errors as the trial progresses decreases the time and expense of clinical data collection.

   The Company is in the early stages of developing a remote pen-based data entry system that permits two-way interaction between the Company and the site (PremierResearcho Pad), and an interactive voice response system for automated telephone data entry (PremierResearcho Voice), which will augment PremierResearcho Fax.

   PremierResearcho CTIMS. The Company's proprietary project management software, PremierResearcho CTIMS (clinical trial information management system), manages the clinical trial process. CTIMS automates many laborious tasks of trial management using software modules for various applications. These modules allow for regulatory and other document tracking; investigator, site and patient recruitment and tracking; CRA monitoring; and contract management.

RELATIONSHIP WITH PREMIER, INC.

   In September 1995, the Company formed a limited liability company with PREMIER, Inc., which is owned 65% by the Company, for the provision of clinical research services. Upon the closing of this offering, PREMIER, Inc.'s interest in the limited liability company will convert into 330,150 shares of the Company's Common Stock.

   PREMIER, Inc. is a voluntary healthcare alliance of 1,800 affiliated hospitals and institutions which is the result of the merger of the Premier Health Alliance, Inc., American Healthcare Systems, Inc. and SunHealth Alliance, Inc. It is the largest voluntary healthcare alliance in the United States, representing over 300,000 hospital beds located in all 50 states. PREMIER, Inc. negotiated, on behalf of the alliance, group purchases of approximately $6 billion of medical devices, supplies and pharmaceuticals in 1995, and expects to negotiate group purchases of approximately $10 billion of such products in 1996.

   The agreement between PREMIER, Inc. and the Company gives the Company access to information about PREMIER, Inc.'s pharmaceutical contacts as well as access to PREMIER, Inc.'s databases of patients and physicians for use in connection with the Company's clinical research studies. The Company, in turn, has agreed that PREMIER, Inc.'s affiliated hospitals will be utilized as investigator sites for these studies; however, the Company is not restricted from using investigator sites outside the PREMIER, Inc. alliance.

   In addition to these contractual provisions, the Company seeks to leverage its strategic relationship with PREMIER, Inc. in the following ways:

   o PREMIER, Inc. has agreed to introduce the Company to pharmaceutical and device companies that sell or propose to sell products to the alliance, and to include a requirement in all of its drug and device purchase agreements that such companies will consider utilizing the Company's services in their clinical trials. For this purpose, the Company has assigned one salesperson to work exclusively at PREMIER, Inc.'s principal purchasing office and to participate in group purchasing meetings.

   o PREMIER, Inc., with the assistance of the Company, is developing a large trial management organization ("TMO"), for which the Company will be the exclusive CRO. The TMO will standardize and coordinate investigators, clinical sites and patient recruitment and form a central institutional review board ("IRB"). The Company believes that its involvement with this TMO will facilitate the development of close working relationships with a large nationwide network of investigators, producing improvements in the quality, speed and cost of the clinical development process.

   o The Company is the only CRO with access to PREMIER, Inc.'s databases. This access permits the Company to independently estimate the available patient population in a given area and to assess whether an individual investigator has direct access to a suitable patient population. Knowing whether a given investigator can supply a sufficient number of patients meeting the inclusion and exclusion criteria of a particular protocol is an important competitive advantage, since patient enrollment is a critical factor in a successful trial. Additionally, the Company will use its access to this database to generate pharmacoeconomic and outcomes data for its clients.

   o The Company and PREMIER, Inc. are collaborating on the development of an adverse events reporting system and drug use information system. It is expected that these systems will be used by PREMIER, Inc.'s affiliated hospitals and subsequently may be marketed to other hospitals.

   The Company believes that PREMIER, Inc. benefits from its relationship with the Company in a variety of ways. The Company's commitment to utilize PREMIER, Inc.'s affiliated hospitals in its studies may constitute an incentive for hospitals to join the PREMIER, Inc. alliance, due to both the fees received by the hospital and the prestige of being involved in clinical research. The statistical and data management services being developed by the Company also are expected to provide helpful information and expertise to PREMIER, Inc. in making its purchasing decisions.


SALES AND MARKETING


   The Company's marketing strategy is to focus on prospective clients whose product development projects are complex. The Company's sales staff maintains direct contacts and relationships with clients and prospective clients. Two senior salespeople with substantial experience in the marketing of large trials have recently joined the Company. The Company believes that a large percentage of its clients have been referred by others in the industry, and its salespeople seek to foster such referrals.

   The Company believes that its technology is attractive to the clinical staff of its clients because of its "user-friendly" tools specifically designed for clinical research personnel. The Company believes that this provides it with a competitive marketing advantage, since such personnel are influential in CRO selection.

   While the Company seeks new clients, it also attempts to increase repeat business with existing clients by meeting high quality and timely performance standards and through proactive project management. Approximately 78% of net revenues in the first nine months of 1996 were derived from clients for which the Company previously has performed services. When the Company increases the amount of business with an existing client, both benefit from the efficiencies of using proven systems already in place for study conduct and data delivery.

   The Company intends to use its affiliation with PREMIER, Inc. to gain access to pharmaceutical, biotechnology and medical device companies that sell or propose to sell products to PREMIER, Inc. For this purpose, the Company has assigned one salesperson to work exclusively at PREMIER, Inc.'s principal purchasing office and to participate in group purchasing meetings to directly market the Company's services.

   The Company uses direct mailings of brochures and marketing materials to existing and prospective clients and advertises in trade journals and similar publications. The Company also attends and exhibits at selected trade shows in the United States and Europe.


CLIENTS


   Over the last three years, the Company has provided services to 23 of the top 25 pharmaceutical companies in the world as ranked by 1995 research and development expenditures. During the first nine months of 1996, pharmaceutical companies accounted for approximately 90% of the Company's net revenues. In the future, as the Company expands its clinical research services, it expects that biotechnology and medical device companies will account for a more significant percentage of its net revenues. At September 30, 1996, the Company was providing services under 96 contracts to 62 clients, including some of the largest United States, European and Japanese pharmaceutical companies. In 1994, two clients represented approximately 17.0% and 11.5% of the Company's net revenues and in 1995 three clients accounted for approximately 15.0%, 12.1% and 10.0% of the Company's net revenues. During the first nine months of 1996, three clients accounted for approximately 15.3%, 10.5% and 10.4% of the Company's net revenues. The loss of any significant client could have a material adverse effect on the Company's net revenues. See "Risk Factors -- Dependence on Certain Industries and Clients" and "Risk Factors -- Loss or Delay of Contracts."


BACKLOG


   Backlog consists of anticipated net revenues from work under letters of intent and contracts that have been signed but not yet completed. Once work under a contract or letter of intent commences, revenues are generally recognized over the life of the contract, which usually lasts for anywhere from one month to two years. Backlog excludes anticipated net revenues from projects for which the Company has commenced work but for which a definitive contract or letter agreement has not been executed. Backlog at October 31, 1996 was approximately $14.7 million.

   The Company believes that its backlog as of any date is not necessarily a meaningful predictor of future results. Clinical studies under contracts included in backlog are subject to termination or delay. Clients terminate or delay contracts for a variety of reasons including, among others, the failure of products being tested to satisfy safety requirements, unexpected or undesirable clinical results of the product, the client's decision to forego a particular study, insufficient patient enrollment or investigator recruitment or production problems resulting in shortages of the drug. Most of the Company's contracts are terminable without cause upon 30 to 90 days notice by the client. The Company typically is entitled to keep any advance payment and receive certain fees for winding down a study that is terminated or delayed and, in some cases, a termination fee. See "Risk Factors -- Dependence on Certain Industries and Clients" and "Risk Factors -- Loss or Delay of Contracts."

COMPETITION


   The decision of whether to outsource can place the Company in competition with a client's in-house development group. However, once the decision is made to outsource, the Company primarily competes against other full service CROs and, to a lesser extent, universities and teaching hospitals. Some of these competitors have substantially greater capital, technical and other resources than the Company. Large CROs with which the Company competes include ClinTrials Research, Inc., Covance, Inc., IBAH, Inc., Pharmaceutical Product Development, Inc., PAREXEL International Corporation and Quintiles Transnational Corporation. CROs generally compete on the basis of experience, medical and scientific expertise in specific therapeutic areas, the quality of clinical research, the ability to organize and manage large-scale trials on a global basis, the ability to manage large and complex medical databases, the ability to provide statistical and regulatory services, the ability to recruit investigators and patients, the ability to integrate information technology with systems to improve the efficiency of clinical research, an international presence, financial viability and price. The Company believes that it competes favorably in all of these areas.

   The CRO industry is highly fragmented, with participants ranging from several hundred small, limited-service providers to a few large, full-service CROs with global operations. The trend toward CRO industry consolidation has resulted in heightened competition among the CROs for clients and acquisition candidates. In addition, consolidation within the pharmaceutical industry, as well as a trend by pharmaceutical companies to outsource to fewer CROs, has heightened competition among CROs for contracts from that industry. The Company believes major pharmaceutical, biotechnology and medical device companies tend to develop preferred provider relationships with full-service CROs, effectively excluding smaller CROs from the bidding process. The Company may find reduced access to certain potential clients due to these arrangements.


GOVERNMENT REGULATION


   Human pharmaceutical products, biological products and medical devices are subject to rigorous regulations by the federal government, principally the FDA, and foreign governments if products are tested or marketed abroad. In the United States, the FFDCA governs clinical trials and approval procedures as well as the development, manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products and medical devices. Biological products are subject to similar regulation under both the FFDCA and the Public Health Service Act. Because the Company offers services relating to the conduct of clinical trials and the preparation of the marketing applications, the Company is obligated to comply with applicable regulatory requirements governing these activities, both in the United States and in foreign countries. Requirements governing these activities vary from country to country.

   In the United States, the Company is subject to inspection by the FDA to evaluate compliance with applicable requirements governing the conduct of clinical trials. If the FDA discovers that the Company has violated applicable requirements relating to the conduct of clinical trials or the preparation of marketing applications, discussed in more detail below, the FDA may take enforcement action such as issuance of a Warning Letter; termination of a clinical study; refusal to approve clinical trial or marketing applications or withdrawal of such applications; injunction; seizure of investigational products; civil penalties; or recommending criminal prosecutions. Pursuant to the FDA's fraud policy, the FDA generally will refuse to approve a pending clinical trial or marketing application, or withdraw such application, if it discovers conduct such as submission of fraudulent applications, making untrue statements of material facts, or giving or promising bribes or illegal gratuities. The Company also is subject to both mandatory and permissive debarment by FDA, which would prohibit the Company from assisting in the submission of abbreviated new drug applications for generic drugs. Conviction of criminal conduct relating to the development or approval of an abbreviated drug application is a prerequisite to such debarment. Such sanctions could have a material adverse effect on the Company.

   The following is a summary of the specific requirements relating to the clinical testing and approval of drugs, biologics and devices follows.


   Drug Development and Approval in the United States -- An Overview

   Drug products marketed in the United States usually require approval by the FDA before marketing. The steps required before a new prescription drug may be marketed in the United States include (i) preclinical labo-ratory and animal tests; (ii) the submission to the FDA of an Investigational New Drug application ("IND"), which must be evaluated and found acceptable by the FDA before human clinical trials may commence; (iii) adequate and well-controlled human clinical trials to establish the safety and effectiveness of the drug; (iv) the submission of a New Drug Application ("NDA") to the FDA; and (v) FDA approval of the NDA. The Company's services relate to steps (ii) through (iv) of this process.


   Clinical trials to evaluate the safety and effectiveness of drugs are generally conducted in three sequential phases that may overlap. In Phase I (typically lasting from 6 months to one year), the drug is introduced into a small number of human subjects, usually healthy volunteers, to determine safety (adverse effects), dosage tolerance, metabolism, distribution, excretion and clinical pharmacology. Phase II (typically lasting from one to two years) involves clinical trials in a limited patient population to determine the effectiveness of the pharmaceutical for specific targeted indications, to determine dosage tolerance and optimal dosage and to identify possible adverse side effects and safety risks. After a compound has been shown in Phase II trials to have an acceptable safety profile and probable effectiveness, Phase III trials (typically lasting from 2 to 3 years) are undertaken in an expanded patient population at multiple clinical sites to further evaluate clinical effectiveness and safety within an expanded patient population.


   Prior to commencing each phase of a clinical trial, a drug sponsor must submit an IND application to the FDA. The IND application must contain, among other things, protocols for each study; a description of the composition, manufacture, and control of the drug substance and the drug product; information about preclinical pharmacological and toxicological studies of the drug; and a summary of previous human experience with the investigational drug. Unless the FDA objects, the IND will become effective 30 days following its receipt by the FDA. If the FDA has concerns about the proposed clinical trial, it may delay the trial and require modifications to the trial protocol prior to permitting the trial to begin. In addition, all clinical trials of new drugs must obtain approval of the IRB(s) at each institution at which the trial is conducted. The IRB reviews the study to verify the method of experimentation, safety, and ensure that subjects give their informed consent to participate in the clinical trial.


   When results from a Phase II or Phase III study show promise in the treatment of a serious or immediately life-threatening disease in patients for whom no comparable or satisfactory alternative drug or other therapy exists, the FDA may allow the manufacturer to make the new drug available to a larger number of patients through the regulated mechanism of a treatment IND. Although less scientifically rigorous than a controlled clinical trial, the treatment IND facilitates availability of promising drugs to ill patients prior to general marketing and also allows sponsors to obtain additional data on the drug's safety and effectiveness. In general, treatment use of an investigational drug is conditioned upon compliance with safeguards of the IND process such as informed consent, IRB approval, and other requirements.


   Once a clinical trial with proper IRB and IND approval is commenced, the conduct of the clinical trial is governed by extensive FDA regulations. Clinical trial sponsors (i.e., the persons who initiate the trials but do not actually conduct the investigations) are responsible for the selection of qualified investigators, providing investigators with protocols and other necessary information, monitoring the investigation, reporting changes in study protocol to the FDA, reporting to the FDA and investigators safety reports of serious and unexpected adverse experiences associated with use of the drug, and maintaining records concerning the study. To the extent that the Company performs these functions on behalf of a drug sponsor, the Company must comply with these requirements.

   Upon completion of clinical trials that demonstrate the safety and efficacy of a new drug, a drug sponsor must submit an NDA and obtain FDA approval of an NDA prior to marketing the drug. The NDA must include information pertaining to the composition, manufacture, and specification of the drug substance; a description of the preclinical studies; a description of the human pharmacokinetic data and human bioavailability data; descriptions of clinical investigations; a statistical evaluation of the clinical data; and proposed labeling. Submission of an NDA does not assure the FDA approval for marketing. The application review process generally takes at least two to three years to complete, and the FDA may require additional data or other studies during the course of its review. Notwithstanding the submission of such data, the FDA ultimately may decide that the application does not satisfy its regulatory criteria for approval. Finally, the FDA may require additional clinical testing following NDA approval to confirm safety and efficacy (Phase IV clinical tests). No assurance exists that clinical studies conducted will provide sufficient information to support the filing of an NDA.

   Clinical trials may be conducted outside of the United States without an IND. The FDA will accept data from such foreign clinical trials to support clinical investigations in the United States and/or approval of an NDA only if the agency determines that the trials are well-designed, well-conducted, performed by qualified investigators, and conducted in accordance with internationally recognized ethical principles.

   Less extensive approval requirements can apply to generic drugs. Abbreviated requirements are applicable to drugs that are, for example, either bioequivalent to brand name "pioneer" drugs, or otherwise similar to pioneer drugs, such that all the safety and efficacy studies previously conducted on the pioneer product need not be repeated for approval. Changes in approved drug products, such as in the delivery system, dosage form or strength, can also be the subject of abbreviated application requirements.

   Biological Product Development and Approval in the United States -- An
Overview


   Like drugs and medical devices, biological products (i.e., those derived from living materials of humans, plant, animals or microorganisms, such as vaccines) are subject to extensive regulation by FDA. Biological products are regulated primarily under the Public Health Service Act, but are also subject to regulation under the FFDCA.

   While some biological products may be approved for marketing via a new drug application ("NDA"), most manufacturers must obtain two licenses from FDA prior to marketing a biological product: a license for the manufacturing establishment, and a product license. In order to obtain a product license, a manufacturer must obtain FDA approval of a product license application ("PLA"). Similar to an NDA, a PLA must contain the following information: nonclinical and clinical data demonstrating the product's safety, purity and potency; a description of the manufacturing methods; data regarding the product's stability; test results for the lots represented by the submitted samples, and samples of the product and its labeling.

   The sponsor of a clinical trial involving a biological product must file an IND with FDA, unless the product is exempt from such requirement. Once the IND becomes effective, the conduct of the clinical trial is governed by the same regulatory requirements governing drug clinical trials. Thus, to the extent that the Company performs these functions on behalf of the biological product sponsor, the Company must comply with these requirements.


   Device Development and Approval in the United States -- An Overview


   The FFDCA and regulations thereunder require that, unless exempted by regulation, all products meeting the statutory definition of "device" receive the FDA clearance of a premarket notification (510(k) submission or FDA approval of a premarket approval ("PMA") application prior to marketing in the United States. Generally, devices are distinguished from drugs through the characteristic of acting or achieving their effect through means other than pharmacologic action.

   The FDA categorizes medical devices into three regulatory classifications (Class I, II, and III) on the basis of controls deemed reasonably necessary to ensure their safety and effectiveness. Class I devices are subject to general controls (e.g., labeling, premarket notification, and adherence to good manufacturing practice regulations for medical devices), and Class II devices are subject to general controls and special controls (e.g., performance standards, postmarket surveillance, patient registries and FDA guidelines). Class III devices (generally including life-sustaining, life-supporting, or implantable devices, or new devices that have been found not to be substantially equivalent to a legally marketed predicate device) are those which must receive premarket approval ("PMA") prior to marketing.

   Before a new device can be introduced into the market, the manufacturer must generally obtain marketing clearance or approval through either a 510(k) premarket notification or a PMA. A 510(k) clearance will be granted if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed "predicate" device (i.e., a Class I or II medical device, or to a Class III medical device for which the FDA has not called for a PMA). The 510(k) must include, among other information, proposed labeling and advertisements; data demonstrating substantial equivalence to a claimed predicate; and any additional information regarding the device requested by the FDA that is necessary to make a finding as to substantial equivalence to a predicate device. The FDA can require clinical studies to demonstrate that a device is as safe and effective as the predicate device. The FDA recently has been requiring a more rigorous demonstration of substantial equivalence than in the past. It generally takes from four to twelve months from submission of a 510(k) to obtain 510(k) clearance, but it may take longer. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, or that additional information or data are needed before a substantial equivalence determination can be made.

   If a manufacturer cannot establish that a proposed device is substantially equivalent to a legally marketed predicate device, the manufacturer must seek premarket approval of the proposed device from the FDA through the submission of a PMA application. A PMA application must be supported by extensive data, including nonclinical laboratory studies or animal testing; clinical trial data; and a bibliography of all published reports reasonably known to the manufacturer concerning safety or effectiveness. In addition, the PMA must include a full description of the device and its components; the principle of operation of the device; a full description of the methods, facilities and controls used for manufacturing, processing, packing, storage and, where appropriate, installation; and proposed labeling. Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing.


   Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. An FDA review of a PMA application generally takes one to two years from the date the PMA application is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, will likely be convened to review and evaluate the application and provide recommendations to the FDA as to whether the device should be approved. The FDA is not bound by the recommendations of the advisory panel. If the FDA's evaluation of the PMA application is favorable, the FDA will issue either an approval letter or an approvable letter, which usually contains a number of conditions which must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the FDA will issue a PMA approval letter, authorizing marketing of the device for certain indications. If the FDA's evaluation of the PMA application is not favorable, the FDA will deny approval of the PMA application or issue a "not approvable" letter. The FDA may also determine that additional clinical trials are necessary, in which case PMA approval may be delayed for several years while additional clinical trials are conducted and submitted in an amendment to the PMA.

   Human clinical trials are always required to support a PMA application, and may be required to support a 510(k) submission. If the device involved presents a "significant risk" to the patient, the clinical trial sponsor must obtain IRB approval for the study and must file an investigational device exemption ("IDE") application with the FDA prior to commencing human clinical trials. The IDE application must include reports of prior clinical and nonclinical investigations of the device; an investigational plan; a description of the methods, facilities, and controls used for the manufacture, processing, packing, storage, and, where appropriate, installation of the device; information concerning the investigators participating in the study and the IRB's that approved the study; copies of labeling; copies of forms to be provided to subjects to obtain informed consent; and other relevant information requested by the FDA. As with IND applications, the IDE will become effective 30 days following its receipt by the FDA unless the FDA objects to the application. If the FDA has concerns about the proposed clinical trial, it may delay the trial and require modifications to the trial protocol prior to permitting the trial to begin. Clinical trials involving a device that presents a "nonsignificant risk" to the patient may begin after the sponsor has obtained approval by one or more appropriate IRB's, but not the FDA. Such investigations are, nevertheless, subject to informed consent requirements, monitoring by the sponsor, and record keeping requirements.

   As discussed with respect to clinical studies involving drugs, the FDA strictly regulates the conduct of all clinical trials involving medical devices, regardless of whether the clinical trial is conducted under an IDE. The sponsor of a clinical study involving a device is responsible for ensuring that proper IRB and/or FDA approval is obtained prior to commencing the study, selecting qualified investigators and informing investigators of all necessary information, monitoring the investigation, informing the IRB and the FDA about significant new information pertaining to the investigation, and maintaining accurate and current records concerning the investigation. The sponsor must evaluate unanticipated adverse effects and terminate the study if it presents an unreasonable risk to subjects. To the extent that the Company performs these functions on behalf of a investigational device sponsor, the Company must comply with these requirements.

   The FDA will accept foreign clinical studies involving devices that are not conducted under an IDE if the data are valid and the investigator has conducted the studies in conformance with the "Declaration of Helsinki" or the laws and regulations of the country in which the research is conducted, whichever accords greater protection to human subjects. Foreign clinical data that meets these requirements may form the sole basis for PMA approval if the foreign data are applicable to the United States population and medical practice, studies were performed by clinical investigators of recognized competence, and (if necessary) the FDA validates the data through an on-site inspection or other means.


   CLIA Requirements -- An Overview

   The Company's clinical laboratory services are subject to the requirements of the Clinical Laboratory Improvement Amendments of 1988 ("CLIA"). This law requires all laboratories to meet specified standards in the areas including personnel qualification, administration, participation in proficiency testing, patient test management, quality control, and quality assurance. In addition, laboratories such as the Company's clinical laboratory must obtain appropriate certification under CLIA. The Company has obtained such certification for its clinical laboratory.


   Under CLIA, the Company's clinical laboratory is subject to inspection by the United States Department of Health and Human Services or a designee. Violations of the CLIA requirements may result in sanctions including suspension, limitation, or revocation of certification; enjoinment of laboratory activities; civil money penalties; or criminal prosecution for intentional violations. There can be no assurance that the regulations under, and future administrative interpretations of, CLIA will not have an adverse impact on the Company's services in this area.


   Foreign Regulatory Requirements


   The Company also is subject to foreign regulatory requirements governing clinical trials and product approval requirements. Whether or not the FDA approval has been obtained to conduct a clinical trial or market an FDA-regulated product, approval by comparable regulatory authorities in foreign countries usually must be obtained to conduct such activities in those countries. See "Risk Factors -- Dependence on Government Regulation."


POTENTIAL LIABILITY AND INSURANCE


   The Company attempts to manage its risk of liability for personal injury or death to patients from administration of products under study through contractual indemnification provisions with clients and through insurance maintained by the Company and its clients. Contractual indemnification generally does not protect the Company against certain of its own actions, such as negligence. The terms and scope of such indemnification vary from client to client and from trial to trial. Although most of the Company's clients are large, well capitalized companies, the financial viability of these indemnification provisions cannot be assured. Therefore, the Company bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. The Company also maintains professional liability insurance in the amount of $1 million per claim and $3 million in the aggregate. The Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of an indemnity provision or beyond the scope or level of insurance coverage maintained by it or the client or where the indemnifying party does not fulfill its indemnification obligations. See "Risk Factors -- Potential Liability."


INTELLECTUAL PROPERTY


   The Company's services have been enhanced by significant investment in information technology. The Company's information services group is committed to achieving operating efficiencies through technical advances. The Company has developed certain computer software and technically derived procedures that it seeks to protect through a combination of contract law, copyrights, trademarks, and trade secrets. Although the Company does not believe that its intellectual property rights are as important to its results of operations as are such factors as technical expertise, knowledge, ability and experience of the Company's professionals, the Company believes that its technical capabilities provide significant benefits to its clients.

EMPLOYEES


   At September 30, 1996, the Company had 120 employees. At the U.S. location in Philadelphia, PA, the Company had 101 employees (79 full-time, 22 part-time). At the U.K. location in Peterborough, the Company had 19 employees (18 full-time, 1 part-time). On September 30, 1996, 20 employees held M.D., Ph.D. or other masters or post-graduate degrees. The Company believes that its relations with its employees are good.


FACILITIES


   The Company leases all of its facilities. The Company's principal offices are located in Philadelphia, PA, where it leases approximately 35,000 square feet under a lease expiring in 2003. This facility is owned by UM Holdings, Ltd. See "Certain Relationships." The Company also maintains an office of approximately 9,000 square feet in Peterborough, U.K. The Company believes that the leases generally reflect market rates in their respective geographic areas.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


   The table below sets forth the names, ages and titles of the directors and executive officers of the Company.


 Name                                 Age   Position
 ---------------------------------   -----   -------------------------------------------
Joel Morganroth, M.D.                 51    President and Chief Executive Officer
Glenn Cousins                         39    President, Diagnostic Services
Christopher C. Gallen, M.D.,
  Ph.D.                               45    President, Clinical Research Services
David A. Evans                        39    Sr. Vice President, Chief Technical Officer
Fred M. Powell                        35    Vice President, Finance and Administration
Carol Miller                          37    Sr. Vice President, Business Development
Joan Carter                           53    Chairman, Director
John J. Aglialoro                     53    Director
Arthur Hull Hayes, Jr., M.D.          63    Director
Arthur W. Hicks, Jr.                  38    Director
Jerry D. Lee                          60    Director
Connie Woodburn                       41    Director


   Joel Morganroth, M.D., President and Chief Executive Officer. Dr. Morganroth has served as the Chief Executive Officer of the Company since 1993 and has consulted for the Company since 1976. Dr. Morganroth was a Professor of Medicine and Pharmacology at Hahnemann University from 1982 to 1992, and served as a Director of Cardiac Research and Development at the Graduate Hospital of Philadelphia from 1987 until 1992. Currently, Dr. Morganroth is an Adjunct Professor of Medicine (Pharmacology) at Jefferson Medical College of Thomas Jefferson University and Clinical Professor of Medicine at the University of Pennsylvania School of Medicine. Dr. Morganroth is an internationally recognized cardiologist and clinical researcher. He has served for ten years as a Medical Review Officer/Expert for the FDA and since 1995 has served in a similar capacity for the Health Protection Branch of Canada.

   Glenn Cousins, President, Diagnostic Services. Mr. Cousins has served in various capacities since joining the Company in 1980. Most recently, Mr. Cousins served as Vice President and Chief Operating Officer of the Company from 1993 until he was appointed to his present position in 1996 as President, Diagnostic Services.

   Christopher C. Gallen, M.D., Ph.D., President, Clinical Research Services. Dr. Gallen has served as President, Clinical Research Services of the Company since January 1996. Prior to joining the Company, Dr. Gallen held various management positions with Quintiles Transnational Corporation in San Diego, California, including Senior Director of Medical and Scientific Services (1995-1996) and Director of Medical and Scientific Services (1994-1995). Dr. Gallen was also associated with the Scripps Research Institute in La Jolla, California, serving as Director, Biomagnetism Laboratory from 1987 to 1994. Dr. Gallen served as Staff Neurologist for the Scripps Clinic and Research Foundation (1990-1995) and Consultant Psychiatrist for the San Diego County Department of Mental Health (1985-1994).

   David A. Evans, Senior Vice President and Chief Technical Officer. Mr. Evans has served as Senior Vice President and Chief Technical Officer since January 1994. Mr. Evans, who joined the Company in 1984, has also served as Vice President (1989-1990) and Executive Vice President (1991-1993). Mr. Evans led the Company's effort to provide CANDAs to the FDA and was the principal designer of the first CANDA.

   Fred M. Powell, C.P.A., Vice President, Finance and Administration. Mr. Powell has served as Vice President, Finance and Administration of the Company since 1995. Since joining the Company in 1993, Mr. Powell also has served as Director of Finance and Administration (1993-1995) and Director of Finance (1993). Prior to joining the Company, Mr. Powell was employed as an Assistant Controller for Crown Textile Co. (1989-1993), and as a Senior Manager of KPMG Peat Marwick LLP. While at KPMG Peat Marwick LLP, Mr. Powell specialized in the pharmaceutical and service industries.

   Carol Miller, Senior Vice President, Business Development. Ms. Miller joined the Company as Senior Vice President, Business Development in November 1996. Prior to joining the Company, Ms. Miller was employed by ClinTrials Research, Inc., where she served as Senior Director, Business Development (1996), Business Development Manager (1995-1996), Assistant Director (1993-1995), Senior Manager (1993), Senior Clinical Project Manager (1992-1993), and Clinical Project Manager (1992) . Ms. Miller also was employed by Clinical Science Research International/Pharmco as Senior Clinical Research Associate (1991) and Clinical Project Manager (1991-1992).

   Joan Carter, Chairman, Director. Ms. Carter has served as Chairman of the Company's Board of Directors since 1996, and as a member of the Board of Directors of the Company or its predecessors since their founding. Ms. Carter is a founder and since 1972 has been a director and executive officer of UM, which is the indirect majority stockholder of the Company. She has served as President of UM since 1986. Ms. Carter is also a member of the Board of Directors of the Federal Reserve Bank of Philadelphia.

   John J. Aglialoro, Director. Mr. Aglialoro has served on the Board of Directors of the Company or its predecessors since their founding. Mr. Aglialoro is a founder and since 1972 has been a director and executive officer of UM. Mr. Aglialoro has held the position of Chairman of UM since 1982.

   Arthur Hull Hayes, Jr., M.D., Director. Dr. Hayes has served on the Company's Board of Directors since 1996. Since 1991, Dr. Hayes has served as President and Chief Operating Officer of MediScience Associates, Inc., a consulting firm. Dr. Hayes is an advisor to the Company and others in healthcare product development and regulation, clinical pharmacology, and medical and pharmacy practice, and is internationally recognized as a medical researcher and clinician. Dr. Hayes served as Commissioner of the FDA from 1981 to 1983. He is also a member of the Board of Directors of Celgene, Inc., Myriad Genetics and NaPro Biopharmaceuticals, Inc.

   Arthur W. Hicks, Jr., Director. Mr. Hicks has served on the Company's Board of Directors since 1995. Mr. Hicks is UM's Vice President and Chief Financial Officer, in which capacity he has served since 1988. He is a certified public accountant, and prior to joining UM, was employed by Ernst & Young, LLP, a public accounting firm.

   Jerry D. Lee, Director. Mr. Lee has served on the Company's Board of Directors since 1996. Mr. Lee was a partner in the accounting firm of Ernst & Young LLP from 1969 until his retirement in 1995. He was managing partner of its Philadelphia office from 1979 to 1989 and a member of the firm's world-wide multi-national partner group from 1989 to 1995.

   Connie Woodburn, Director. Ms. Woodburn has served on the Company's Board of Directors since 1996. Ms. Woodburn is Executive Vice President of PREMIER, Inc., the nation's largest voluntary healthcare alliance, where she has been employed in a variety of management capacities since 1987.

   Mr. Aglialoro and Ms. Carter are married. There are no other family relationships among the directors or executive officers.

   Members of the Board of Directors serve three year terms with staggered expiration dates. The terms of Ms. Carter and Ms. Woodburn expire in 1997, the terms of Mr. Aglialoro and Dr. Hayes expire in 1998, and the terms of Mr. Hicks and Mr. Lee expire in 1999. Officers are elected by the Board of Directors and serve at the pleasure of the Board.


EMPLOYMENT CONTRACTS


   The Company has entered into employment agreements with each of the executive officers named in the Summary Compensation Table. Under these agreements, the employment may be terminated with or without cause at any time. In the event that the Company terminates an officer's employment other than "for cause", the Company is obligated to continue normal salary payments for up to six months (one year in the case of Dr. Morganroth). Pursuant to the agreement, each officer has agreed not to compete with the Company during his employment and for a period of two years thereafter. In October 1996, Dr. Morganroth entered into a new employment agreement that becomes effective January 1, 1997, and continues, unless terminated, through December 31, 2001. Under the terms of this agreement, Dr. Morganroth will receive an annual salary which for 1997 will equal $201,000. A professional corporation of which Dr. Morganroth is the sole stockholder and employee has separately agreed to provide services to the Company, including serving as medical director and providing medical interpretation for diagnostic tests. See "Certain Relationships."

BOARD COMMITTEES

   The Executive Committee of the Board of Directors is composed of Ms. Carter and Mr. Aglialoro, the Compensation and Personnel Committee is composed of Mr. Lee and Ms. Woodburn and the Audit Committee is composed of Mr. Hicks and Mr. Lee. The Board intends to create a Scientific Oversight Committee composed initially of Dr. Hayes.

DIRECTOR COMPENSATION


   Directors who are not employees of the Company receive a fee of $1,000 for each directors meeting attended and $500 for each committee meeting attended. Upon completion of this offering, non-employee directors also will receive an annual retainer of $2,000. Each director is reimbursed for out-of-pocket expenses incurred in connection with attending meetings and other services as a director. At the time of their initial election to the Board, Mr. Lee, Dr. Hayes and Ms. Woodburn were each granted options to acquire 4,402 shares of Common Stock of the Company. These options will become first exercisable on the earlier of the seventh anniversary of the date of grant or 180 days following the closing of this offering.


EXECUTIVE COMPENSATION

   The following table sets forth certain information with respect to compensation paid by the Company for the year ended December 31, 1995 to the Company's Chief Executive Officer and to each of the Company's other executive officers whose salary and bonus exceeded $100,000 in such year:

                          SUMMARY COMPENSATION TABLE

                                                                     Long term
                                                  Annual           Compensation
                                              Compensation(1)      --------------
                                           ---------------------     Number of        All Other
  Name and Principal Position      Year      Salary      Bonus        Options       Compensation(2)
 ------------------------------   ------   ----------    -------   --------------   ---------------
Joel Morganroth, M.D.              1995     $171,000       --         220,100             --  (3)
 President and Chief Executive
  Officer
David Evans                        1995      119,500       --          33,015           $6,138
   Sr. Vice President, Chief
     Technical Officer
Glenn Cousins                      1995      115,000       --          66,030            6,900
   President, Diagnostic
     Services

------
(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for the officer for such year.


(2) Represents the Company's 401(k) plan contributions.

(3) Excludes consulting fees of $956,000 paid to a professional corporation owned by Dr. Morganroth. See "Certain Relationships."


STOCK OPTION GRANTS


   The following tables contain certain information concerning the grant of stock options under the Company's 1993 Non-Qualified Stock Option Plan during the year ended December 31, 1995, and the number and value of options held at December 31, 1995 by each of the Company's executive officers named in the Summary Compensation Table. These options will become exercisable on the sooner of July 1, 2003 or the 90th day following the closing of this offering. Prior to the offering, the Company has been privately-held and there has been no public market for its securities. The Company believes that the options were granted at prices in excess of the then fair market value of the stock.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                                Individual Grants
                         ---------------------------------------------------------------
                                                                                             Potential
                                                                                             Realizable
                                                                                               Value
                                                                                             at Assumed
                                                                                          Annual Rates of
                                                                                            Stock Price
                          Number of     Percent of Total                                    Appreciation
                          Securities        Options                                             for
                          Underlying       Granted to       Exercise or                     Option Term
                           Options        Employees in       Base Price     Expiration    ---------------
Name                       Granted        Fiscal Year          ($/Sh)         Date(1)      5%(2)   10%(2)
 ---------------------   ------------   ----------------    -------------   ------------   -----   ------
Joel Morganroth, M.D.       220,100           46.5%            $2.27          2/1/02        $0       $0
David Evans                  33,015(3)         7.0%             2.27          2/1/02         0        0
Glenn Cousins                66,030(3)        14.0%             2.27          2/1/02         0        0

------
(1) Assumes that the closing of this offering occurs on February 1, 1997.


(2) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based upon assumed rates of share price appreciation set by the Securities and Exchange Commission of five percent and ten percent of the fair value of the Common Stock on the date of grant of the options (which was substantially less than the exercise price), compounded annually from the date of grant to the option expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. While these assumptions result in no potential realizable value of the option, a calculation based on the proposed initial public offering price would result in a significant potential realizable value. Actual gains, if any, are dependent on the performance of the Common Stock and the date on which the option is exercised.

(3) Excludes options for 11,005 shares and 22,010 shares granted to Mr. Evans and Mr. Cousins, respectively, during 1995 and subsequently terminated.

                      FISCAL 1995 YEAR END OPTION VALUES

                                   Number of             Value of Unexercised
                              Unexercised Options        In-the-Money Options
         Name                 at Fiscal Year End         at December 31, 1995
 ---------------------        -------------------         --------------------
Joel Morganroth, M.D.               220,100                       $0
David Evans                          33,015                        0
Glenn Cousins                        66,030                        0

STOCK OPTION PLANS


   1993 Non-Qualified Stock Option Plan. The Company's 1993 Non-Qualified Stock Option Plan (the "1993 Plan") authorizes the grant of options to acquire up to 1,100,500 shares of the Company's Common Stock. The purpose of the 1993 Plan was to provide an incentive for key individuals to advance the success of the Company. The Plan is administered by a committee of not less than two directors, the members of which are ineligible to participate in the Plan. The Committee, in its discretion, determines who shall receive options under the Plan.

   The 1993 Plan provides for the grant of non-qualified options to acquire the Company's Common Stock. The option price for each option which has been granted under the 1993 Plan is $2.27 per share. Each option granted under the 1993 Plan will become exercisable on July 1, 2003 or on the 90th day following the closing of the initial public offering ("IPO") of the Company's Common Stock (the "IPO Date"), as defined, and will expire on the fifth anniversary of the IPO Date. The offering pursuant to this Prospectus will constitute an IPO, as defined in the 1993 Plan. In accordance with the terms of lock-up agreements entered into with the Company, the holders of the options have agreed not to sell shares of Common Stock owned by each of them without the prior written consent of Montgomery Securities for a period of 180 days (365 days, in the case of Dr. Morganroth) following the first offer of shares of Common Stock pursuant to this Prospectus. See "Underwriting."

   Options covering 517,235 shares of the Common Stock are outstanding under the 1993 Plan as of the date of this Prospectus. The Company does not anticipate granting any additional options under the Plan prior to the offering hereunder, and under the terms of the 1993 Plan, no further options can be granted under the 1993 Plan after the IPO Date.

   1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Plan") authorizes the grant of options to acquire up to 500,000 shares of the Company's Common Stock. Such options may be incentive stock options ("ISOs") within the meaning of the Internal Revenue Code of 1986, as amended, or options that do not qualify as ISOs ("Non-Qualified Options").


   The 1996 Plan is administered by a Committee of the Board of Directors (the "Committee") consisting of not less than two directors of the Company. The Committee has full power and authority to interpret the provisions, and supervise the administration, of the 1996 Plan. It determines, subject to the provisions of the 1996 Plan, to whom options are granted, the number of shares of Common Stock subject to each option, whether an option shall be an ISO or a Non-Qualified Option and the period during which each option may be exercised. In addition, the Committee determines the exercise price of each option, subject to the limitations provided in the 1996 Plan. The exercise price per share of any ISO granted under the Plan may not be less than 100% of the fair market value per share of Common Stock on the date of grant (110% of such fair market value if the grantee owns stock representing more than 10% of the combined voting power of all classes of the Company's stock). The aggregate fair market value (determined as of the time such option is granted) of the Common Stock for which any employee may have ISOs which become exercisable for the first time in any calendar year may not exceed $100,000.

   ISOs may have an exercise option period of up to 10 years (five years for optionees who own more than 10% of the total combined voting power of all classes of stock of the Company or its parent or any subsidiary corporation). Non-Qualified Options will have an exercise option period as specified by the Committee at the time of grant.


   The 1996 Plan provides that upon termination of employment of the optionee for any reason other than death or disability, the right to exercise the option (to the extent otherwise exercisable) will terminate within three months following cessation of employment. In the event of termination of employment due to death or disability, the same provisions apply except that the period of time for exercise is one year.

   The options granted pursuant to the 1996 Plan are not transferable except in the event of death. Options may be granted under the 1996 Plan to employees and directors of the Company and to others providing services or having a relationship with the Company. No options may be granted under the 1996 Plan after November 18, 2006.


   At the present time, no options have been granted under the 1996 Plan. The Company has agreed to grant to an employee an option for 10,000 shares pursuant to the 1996 Plan, at the offering price hereunder. The Company has no other current plans to grant options under the 1996 Plan.


401(K) PLAN


   The Company has participated in a deferred savings program for employees pursuant to Section 401(k) of the Internal Revenue Code of 1986 sponsored by UM, for which the Company is charged for the profit sharing plan contributions made with respect to its employees. During 1997, the Company intends to adopt its own 401(k) program, which will be substantially identical to the UM program. Under the 401(k) program, full-time employees of the Company who have completed at least one year of employment may elect to defer receipt of a specified portion of their compensation, with the Company providing limited matching contributions. Subject to certain limitations relating to non-discrimination, a participant is permitted to contribute between 2% and 10% of his or her compensation to the program. The Company makes matching contributions, up to 6% of compensation, equal to 25% to 100% of the employee's contribution, based upon years of service. The amount that may be contributed by a participant in any single year may not exceed an amount specified by law, which for 1996 was $9,500. Vesting of Company contributions commence upon the completion of two years of service and then increases until full vesting occurs upon completion of five years of service. An employee's contributions are fully vested immediately.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


   The Compensation and Personnel Committee is composed of Mr. Lee and Ms. Woodburn, neither of whom is a current or former officer or employee of the Company.

   Prior to the formation of the Compensation and Personnel Committee, decisions with respect to executive compensation were determined by the Board which, at the time of such determinations, was composed of John Aglialoro and Joan Carter. Ms. Carter is the Chairman of the Board, and Mr. Aglialoro is a director of the Company. They also are executive officers, directors and the principal stockholders of UM, which prior to this offering was the principal stockholder of the Company. See "Certain Relationships".


                      PRINCIPAL AND SELLING STOCKHOLDERS


   Of the shares of Common Stock offered hereby, 750,000 are being sold by UM Holdings, Ltd. through its wholly-owned subsidiary UM Equity Corp. (collectively, "UM"). The Company will not receive any of the proceeds from the shares of Common Stock being sold by UM. Substantially all of the capital stock of UM is owned equally by John Aglialoro and Joan Carter.

   The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company by UM, the Company's directors and executive officers, and each other person known to the Company to own beneficially more than 5% of the Common Stock, and as adjusted to reflect UM's sale of Common Stock in this offering.


                                                   Prior to Offering                              After Offering
                                            ------------------------------                ------------------------------
                                                 Shares                        Shares         Shares
                                              Beneficially     Percentage       Being      Beneficially      Percentage
Name of Beneficial Owner                         Owned           Owned       Offered(1)        Owned           Owned
 -----------------------------------------   --------------   ------------    ----------   --------------   ------------
UM Holdings, Ltd. (2)  ...................     3,741,700          79.1%        750,000       2,991,700          44.4%
Joel Morganroth, M.D. (3)  ...............       880,400          17.8                         880,400          12.7
PREMIER, Inc. (4)  .......................       334,552           7.1                         334,552           5.0
Glenn Cousins (5)  .......................        66,030           1.4                          66,030           1.0
Christopher C. Gallen, M.D., Ph.D.(5)  ...        44,020             *                          44,020             *
David A. Evans (5)  ......................        33,015             *                          33,015             *
Fred M. Powell (5)  ......................        22,010             *                          22,010             *
Carol Miller  ............................            --            --                              --            --
Joan Carter (6)  .........................     3,741,700          79.1                       2,991,700          44.4
John J. Aglialoro (6)  ...................     3,741,700          79.1                       2,991,700          44.4
Arthur Hull Hayes, Jr., M.D. (7)  ........         4,402             *                           4,402             *
Arthur W. Hicks, Jr. (5)  ................        44,020             *                          44,020             *
Jerry D. Lee (7)  ........................         4,402             *                           4,402             *
Connie Woodburn (7)(8)  ..................         4,402             *                           4,402             *
All directors and executive officers as a group
  (12 persons)(9) ........................     4,844,401          93.7                       4,094,401          57.1


------
* Less than 1.0%

(1) Assumes no exercise of the over-allotment option.
(2) Represents shares owned by its wholly-owned subsidiary, UM Equity Corp. UM's address is 56 Haddon Avenue, Haddonfield, NJ 08033.
(3) Includes (i) 495,225 shares owned by a trust for the benefit of Dr. Morganroth's minor children, as to which Dr. Morganroth disclaims beneficial ownership, and (ii) 220,100 shares issuable with respect to options granted pursuant to the Company's 1993 Non-Qualified Stock Option Plan, which become exercisable in full on the 90th day following the closing of this offering. Dr. Morganroth's address is 124 S. 15th Street, Philadelphia, PA 19102.
(4) Upon the closing of this offering, PREMIER, Inc.'s minority interest in limited liability company controlled by the Company will automatically be converted into 330,150 shares of Common Stock of the Company. The interest in limited liability company is, and the shares of Common Stock into which the interest will be converted will be, held by a trust for the benefit of the owners of Premier Health Alliance Inc. at the time of the merger which resulted in the formation of PREMIER, Inc. The trustee for this trust is a wholly-owned subsidiary of PREMIER, Inc. Includes options granted to Connie Woodburn, a director of the Company and an executive officer of PREMIER, Inc., which in accordance with her employment arrangement are held for the benefit of PREMIER, Inc. PREMIER, Inc.'s address is 3 Westbrook Corporate Center, Westchester, Illinois 60154.
(5) Represents shares issuable with respect to options granted pursuant to the Company's 1993 Non-Qualified Stock Option Plan, which become exercisable in full on the 90th day following the closing of this offering.
(6) Represents shares owned by UM, of which Mr. Aglialoro and Ms. Carter are the principal stockholders and act as executive officers and directors.
(7) Represents shares issuable upon exercise of stock options that become exercisable in full 180 days following the closing of this offering.
(8) Represents shares issuable under a stock option which, due to Ms. Woodburn's employment relationship with PREMIER, Inc., are held for the benefit of such company. Excludes shares owned by PREMIER, Inc., for which Ms. Woodburn is an executive officer.
(9) Includes 442,401 shares issuable upon exercise of stock options.

                            CERTAIN RELATIONSHIPS

   The Company or its predecessors have been direct or indirect subsidiaries or divisions of UM since 1977. Upon closing of the offering, UM will indirectly own approximately 44.4% of the Company's Common Stock (40.1% if the Underwriters' over-allotment option is exercised in full). John Aglialoro and Joan Carter, who are married, are executive officers, directors and the principal stockholders of UM; Ms. Carter is the Chairman and Mr. Aglialoro is a director of the Company.


   UM has had the following arrangements with the Company:


   The Company's principal executive and operations facility is owned by UM and leased to the Company. The current annual rent under this lease is $349,200. The Company believes that the terms of this lease are as favorable to the Company as would have been obtained through arms-length negotiations with an unrelated party. See "Business -- Facilities."

   UM has historically provided various administrative services to the Company, including accounting, human resources and computer services, for which it was charged $160,000 in 1995. In 1996, UM decentralized most of these functions, and now provides primarily 401(k) administrative services. For the nine months ended September 30, 1996, UM charged the Company $43,000. The Company also has participated in UM's deferred savings program for employees pursuant to Section 401(k) of the Internal Revenue Code. The Company was charged $59,000 and $65,000 for 1995 and the nine months ended September 30, 1996, respectively, for profit sharing plan contributions made pursuant to this program on behalf of its employees. During 1997, the Company expects to adopt its own Section 401(k) program, which will be substantively identical to the UM program. Until April 1996, the Company participated in UM's centralized cash management program. Pursuant to this program, the Company's cash receipts were remitted to, and cash disbursements were funded by, UM, with UM retaining any excess cash.

   The Company performed blood and urine analysis services for a subsidiary of UM. The Company charged market fees for these services of $115,000 and $7,000 for 1995 and the nine months ended September 30, 1996, respectively. The Company utilized a different UM subsidiary for subcontracted diagnostic services, for which it incurred market fees of $94,000 and $122,000 for 1995 and the nine months ended September 30, 1996, respectively. The Company does not anticipate using these subcontracted services in the future. The Company sold fixed assets to UM at their carrying values of $66,000 and $29,000 for 1995 and the nine months ended September 30, 1996, respectively.


   The Company is, and until the closing of the offering hereunder will continue to be, included in the consolidated income tax filings of UM. The Company, UM and other subsidiaries of UM have entered into a tax sharing agreement pursuant to which the Company will pay to UM amounts equal to the income taxes which the Company would otherwise have paid had it filed separate income tax returns.


   Certain of the Company's diagnostic testing and clinical research contracts require that specified medical professional services be provided by Dr. Morganroth, the Company's President and Chief Executive Officer. The Company has retained Joel Morganroth, M.D., PC, a professional corporation owned by Dr. Morganroth, to provide these and other services, which include serving as Medical Director to the Company, acting as principal investigator for various studies, and providing medical interpretation for diagnostic tests from time to time as required. These arrangements resulted in payments to the professional corporation during 1995 and the nine month period ended September 30, 1996 of $956,000 and $1,621,000, respectively. Effective January 1, 1997, the professional corporation will receive a fixed annual fee of $144,000.

   In January 1996, UM sold 660,300 shares of the Company's outstanding Common Stock to Dr. Morganroth and, in connection therewith, loaned Dr. Morganroth $750,000. This collateralized loan, which bears interest at 5.5% per annum, is payable on December 31, 1997.

   During 1995, the Company and PREMIER, Inc. formed a limited liability company, owned 65% by the Company and 35% by PREMIER, Inc. Upon the closing of this offering, PREMIER, Inc.'s interest in the limited liability company will convert into 330,150 shares of the Company's Common Stock. Connie Woodburn, a director of the Company, serves as Executive Vice President of PREMIER, Inc.

                         DESCRIPTION OF CAPITAL STOCK
GENERAL


   The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, $.01 par value, and 500,000 shares of Preferred Stock, $10 par value.


COMMON STOCK


   As of November 15, 1996, there were 4,732,150 shares of Common Stock outstanding. The holders of shares of Common Stock are entitled to one vote per share held on all matters submitted to a vote of stockholders of the Company and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of the Common Stock entitled to vote in any election of directors may elect all of the directors standing for election, and after the offering the current stockholders and directors and officers of the Company will be able to elect all of the directors. In addition, holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company. Dividend and liquidation rights attributable to the Common Stock would be subject to any preferential rights associated with any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company in this offering will be, when issued, fully paid and nonassessable.


PREFERRED STOCK

   Presently, there are no shares of Preferred Stock outstanding. The Board of Directors has the authority to issue Preferred Stock in one or more series, and to fix the rights, preferences, privileges and restrictions, including dividend, conversion, voting, redemption (including sinking fund provisions), and other rights, liquidation preferences and the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders of the Company. The rights and preferences of the Preferred Stock may be senior to the rights and preferences of the Common Stock. Because the terms of the Preferred Stock may be fixed by the Board of Directors of the Company without stockholder action, the Preferred Stock could be issued quickly with terms calculated to defeat a proposed takeover of the Company, or to make the removal of the management of the Company more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Common Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

   The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   The Certificate of Incorporation of the Company requires an affirmative super-majority (80%) stockholder vote before the Company can enter into certain defined business combinations, except for combinations that meet several specified conditions. These provisions, as well as the provisions of the Certificate of Incorporation described above relating to the staggered terms of the Board of Directors and the ability of the Board of Directors to issue shares of Preferred Stock, could discourage potential take-over attempts and may make more difficult attempts by stockholders to change the management of the Company.

   The Company's Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The General Corporation Law of Delaware also authorizes the Company to indemnify its directors and officers. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT


   The transfer agent and registrar for the Common Stock is__________.


                       SHARES ELIGIBLE FOR FUTURE SALE


   Upon completion of this offering, the Company will have 6,732,150 shares of Common Stock outstanding. Of the shares outstanding upon completion of this offering, the 2,750,000 shares sold in this offering will be freely tradeable without restriction or registration under the Act, except for shares purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Act.

   The remaining 3,982,150 shares of Common Stock outstanding, and the 540,441 shares issuable upon exercise of outstanding stock options, will be "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 under the Act, and may not be sold in the absence of registration under the Act unless an exemption from registration is available, including an exemption contained in Rule 144 or Rule 701 under the Act.

   In general, Rule 144, as currently in effect, provides that any person (or persons whose shares are aggregated) who has beneficially owned shares for at least two years, including persons who may be deemed "affiliates" of the Company (as defined under the Act), is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of
(i) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission (the "Commission"), or (ii) 1% of the shares of Common Stock then outstanding. In addition, sales under Rule 144 are subject to certain other restrictions regarding the manner of sale, required notice and availability of current public information concerning the Company. A person who is not deemed an "affiliate" of the Company, has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least three years after the later of the date the shares were acquired from the Company or the date they were purchased from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) immediately without regard to the volume limitations and current public information requirements described above. Affiliates, including members of the Board of Directors and executive officers, continue to be subject to such limitations.


   Shares issuable on the exercise of outstanding options may be eligible for sale in the public market pursuant to Rule 701 under the Act. In general, Rule 701 permits resale of shares issued pursuant to certain compensatory benefit plans and contracts commencing ninety days after the issuer becomes subject to the reporting requirements of the Exchange Act, in reliance upon Rule 144, but without compliance with certain restrictions of Rule 144, including the holding period requirements.


   The Company, the Selling Stockholder (which prior to this offering is the principal stockholder of the Company), all optionees (who will have the right to acquire a total of 540,441 shares of Common Stock pursuant to stock options exercisable 90 or 180 days following the closing of the offering hereunder), and each other stockholder, executive officer and director of the Company have agreed with the Representatives of the Underwriters that, subject to certain exceptions, they will not offer, sell, contract to sell, grant any option to purchase, or otherwise dispose of any shares of Common Stock, or any securities convertible or exercisable or exchangeable for shares of Common Stock, beneficially owned by them for a period of 180 days (365 days, in the case of Dr. Morganroth) following the first offer of shares of Common Stock pursuant to this Prospectus without the prior written consent of the Underwriters' Representatives.


   Prior to this offering, there has been no market for the Common Stock of the Company and no prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market could adversely effect prevailing market prices.

                                 UNDERWRITING


   The Underwriters named below, represented by Montgomery Securities, Furman Selz LLC and Genesis Merchant Group Securities (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company and the Selling Stockholder the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of the shares if they purchase any of the shares.


                                                                   Number of
Underwriters                                                         Shares
------------                                                      -----------
Montgomery Securities  .......................................
Furman Selz LLC  .............................................
Genesis Merchant Group Securities ............................
                                                                  ---------
  Total  .....................................................    2,750,000
                                                                  =========



   The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected
dealers a concession of not more than $   per share; and the Underwriters may
allow, and such dealers may reallow, a concession of not more than $   per
share to certain other dealers. After the offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

   The Company and the Selling Stockholder have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 412,500 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the offering.


   The Underwriting Agreement provides that the Company and the Selling Stockholder will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

   The Company and its directors, executive officers, and stockholders have agreed that for a period of 180 days (365 days, in the case of Dr. Morganroth) following the first offer of shares of Common Stock pursuant this Prospectus, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without prior notice, release all or any portion of the shares of Common Stock subject to the lock-up agreements.


   The Representatives have informed the Company that the Underwriters do not expect to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the offering.

   Prior to the offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations are the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market price of and demand for publicly-traded common stocks of comparable companies in recent periods.

   The Company is applying for listing of the Common Stock on the Nasdaq National Market under the symbol "PRWW."


                                LEGAL MATTERS

   The legality of the shares offered hereby will be passed upon for the Company and the Selling Stockholder by Archer & Greiner, A Professional Corporation, Haddonfield, New Jersey. Certain legal matters will be passed upon for the Underwriters by Ballard Spahr Andrews & Ingersoll, Philadelphia, Pennsylvania.

                                   EXPERTS


   The audited Consolidated Financial Statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                            ADDITIONAL INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form S-1 under the Securities Act of 1933, as amended, for the registration of the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith, as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified in all respects, by such reference to such exhibit. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and financial statements and notes filed as a part thereof.

   The Company intends to distribute to its shareholders annual reports containing audited financial statements and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                      Page
                                                                     --------
Report of Independent Public Accountants  .........................    F-2

Consolidated Balance Sheets  ......................................    F-3

Consolidated Statements of Operations  ............................    F-4

Consolidated Statements of Stockholders' Equity  ..................    F-5

Consolidated Statements of Cash Flows  ............................    F-6

Notes to Consolidated Financial Statements  .......................    F-7


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Premier Research Worldwide, Ltd.:


We have audited the accompanying consolidated balance sheets of Premier Research Worldwide, Ltd. (an indirect subsidiary of UM Holdings, Ltd., see
Note 1) and subsidiaries as of December 31, 1994 and 1995 and September 30, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1995, and for the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Research Worldwide, Ltd. and subsidiaries, as of December 31, 1994 and 1995 and September 30, 1996, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995, and for the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.


Philadelphia, Pa.,
November 20, 1996 (except for the
 stock split discussed in Note 11,
 as to which the date is November 26, 1996)             ARTHUR ANDERSEN LLP

              PREMIER RESEARCH WORLDWIDE, LTD. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                               December 31,
                                                      ------------------------------    September 30,
                                                           1994            1995              1996
                                                       -------------   -------------    ---------------
                       ASSETS
Current assets:
   Cash and cash equivalents .......................    $  447,000      $   33,000        $  530,000
   Accounts receivable, net ........................     2,326,000       2,586,000         3,450,000
   Prepaid expenses and other ......................       146,000         414,000           295,000
   Deferred income taxes ...........................       148,000         106,000           105,000
                                                       -------------   -------------    ---------------
      Total current assets .........................     3,067,000       3,139,000         4,380,000
Property and equipment, net  .......................     1,893,000       1,049,000           675,000
Goodwill, net  .....................................       190,000         142,000           106,000
Deferred income taxes  .............................         5,000          70,000           114,000
                                                       -------------   -------------    ---------------
                                                        $5,155,000      $4,400,000        $5,275,000
                                                       =============   =============    ===============
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable ................................    $  294,000      $  475,000        $  605,000
   Accrued expenses ................................       892,000         526,000           640,000
   Accrued income taxes ............................       170,000          46,000           315,000
   Payable to UM Holdings, Ltd. for income taxes ...            --              --           447,000
   Deferred revenues ...............................     1,624,000         363,000           318,000
                                                       -------------   -------------    ---------------
      Total current liabilities ....................     2,980,000       1,410,000         2,325,000
                                                       -------------   -------------    ---------------
Minority interest in limited liability company  ....            --         332,000            29,000
                                                       -------------   -------------    ---------------
Commitments and contingencies (Note 9)
Stockholders' equity:
   Preferred stock- $10 par value, 500,000 shares
     authorized, none issued and outstanding  ......            --              --                --
   Common stock-$.01 par value, 15,000,000 shares
     authorized, 4,402,000 shares issued and
     outstanding  ..................................        44,000          44,000            44,000
   Additional paid-in capital ......................     2,131,000       2,273,000         2,273,000
   Retained earnings ...............................            --         341,000           604,000
                                                       -------------   -------------    ---------------
      Total stockholders' equity ...................     2,175,000       2,658,000         2,921,000
                                                       -------------   -------------    ---------------
                                                        $5,155,000      $4,400,000        $5,275,000
                                                       =============   =============    ===============


The accompanying notes are an integral part of these statements.

              PREMIER RESEARCH WORLDWIDE, LTD. AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                             Nine Months Ended
                                               Year Ended December 31,                         September 30,
                                  -------------------------------------------------   -------------------------------
                                        1993             1994             1995             1995             1996
                                   --------------   --------------    --------------   -------------   --------------
                                                                                       (Unaudited)
Revenues  ......................    $10,245,000      $12,910,000     $12,218,000        $9,031,000     $11,754,000
Less-Reimbursed costs  .........             --               --        (154,000)          (36,000)       (147,000)
                                   --------------   --------------    --------------   -------------   --------------
Net revenues  ..................     10,245,000       12,910,000      12,064,000         8,995,000      11,607,000
                                   --------------   --------------    --------------   -------------   --------------
Costs and expenses:
   Direct costs ................      2,428,000        3,473,000       4,124,000         2,795,000       4,615,000
   Selling, general and
     administrative  ...........      7,278,000        7,245,000       6,375,000         4,600,000       5,070,000
   Depreciation and amortization        785,000        1,197,000       1,013,000           786,000         556,000
                                   --------------   --------------    --------------   -------------   --------------
Total costs and expenses  ......     10,491,000       11,915,000      11,512,000         8,181,000      10,241,000
                                   --------------   --------------    --------------   -------------   --------------
Income (loss) before income
   taxes and minority interest .       (246,000)         995,000         552,000           814,000       1,366,000
Minority interest in limited
   liability company's (income)
   loss ........................             --               --          48,000           (21,000)        303,000
                                   --------------   --------------    --------------   -------------   --------------
Income (loss) before income
   taxes .......................       (246,000)         995,000         600,000           793,000       1,669,000
Income tax provision (benefit)          (69,000)         415,000         259,000           315,000         719,000
                                   --------------   --------------    --------------   -------------   --------------
Net income (loss)  .............    $  (177,000)     $   580,000     $   341,000        $  478,000     $   950,000
                                   ==============   ==============    ==============   =============   ==============
Pro forma net income per share
   (Note 1) (unaudited):
   Pro forma net income before
     income taxes  .............                                     $   552,000                       $ 1,366,000
   Pro forma income tax
     provision  ................                                         239,000                           596,000
                                                                      --------------                   --------------
   Pro forma net income ........                                     $   313,000                       $   770,000
                                                                      ==============                   ==============
   Pro forma net income per
     share  ....................                                     $       .07                       $       .15
                                                                      ==============                   ==============
   Shares used in computing pro
     forma net income per share                                        4,757,000                         4,998,000
                                                                      ==============                   ==============


       The accompanying notes are an integral part of these statements.

              PREMIER RESEARCH WORLDWIDE, LTD. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                Additional
                                    Common       Paid-in        Retained       Division
                                     Stock       Capital        Earnings        Equity           Total
                                   ---------   ------------    -----------   -------------   -------------
                                    $           $              $
Balance, January 1, 1993  ......       --           --             --        $ 1,856,000      $1,856,000
   Net loss ....................       --           --             --           (177,000)       (177,000)
   Deemed distribution for net
     operating loss utilization        --           --             --           (217,000)       (217,000)
   Net contributions from UM
     Holdings, Ltd.  ...........       --           --             --            786,000         786,000
                                   ---------   ------------    -----------   -------------   -------------
Balance, December 31, 1993  ....       --           --             --          2,248,000       2,248,000
 Net income  ...................       --           --           300,000         280,000         580,000
   Contribution of division
     equity by UM Holdings,
     Ltd.  .....................     44,000      2,484,000         --         (2,528,000)         --
   Net distributions to UM
     Holdings, Ltd.  ...........       --         (353,000)     (300,000)         --            (653,000)
                                   ---------   ------------    -----------   -------------   -------------
Balance, December 31, 1994  ....     44,000      2,131,000         --             --           2,175,000
   Net income ..................       --           --           341,000          --             341,000
   Net contributions from UM
     Holdings, Ltd.  ...........       --          142,000         --             --             142,000
                                   ---------   ------------    -----------   -------------   -------------
Balance, December 31, 1995  ....     44,000      2,273,000       341,000          --           2,658,000
   Net income ..................       --           --           950,000          --             950,000
   Net distributions to UM
     Holdings, Ltd.  ...........       --           --          (687,000)         --            (687,000)
                                   ---------   ------------    -----------   -------------   -------------
Balance, September 30, 1996  ...    $44,000     $ 2,273,000    $ 604,000     $      --        $2,921,000
                                   =========   ============    ===========   =============   =============


       The accompanying notes are an integral part of these statements.

              PREMIER RESEARCH WORLDWIDE, LTD. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                             Nine Months Ended
                                                                    Year Ended December 31,                    September 30,
                                                         --------------------------------------------   --------------------------
                                                              1993           1994            1995           1995          1996
                                                          -------------   -----------    -------------   -----------  -----------
                                                                                                        (Unaudited)
Operating activities:
   Net income (loss) ..................................    $  (177,000)   $  580,000     $   341,000     $ 478,000     $  950,000
   Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities-
        Depreciation and amortization .................        785,000     1,197,000       1,013,000       786,000        556,000
        Provision for losses on accounts receivable ...        109,000        79,000          57,000            --             --
        Minority stockholder contribution of services .             --            --          30,000            --             --
        Minority interest in limited liability company's
          (loss) income  ..............................             --            --         (48,000)       21,000       (303,000)
        Deferred income taxes .........................         67,000       (95,000)        (23,000)       (8,000)       (43,000)
        Loss (gain) on sales of property and equipment .            --        55,000         (37,000)       (6,000)        (2,000)
        Changes in assets and liabilities-
          Accounts receivable  ........................       (488,000)     (285,000)       (317,000)     (236,000)      (864,000)
          Prepaid expenses and other  .................          8,000         1,000        (268,000)     (137,000)       119,000
          Accounts payable  ...........................        337,000      (251,000)        181,000       118,000        130,000
          Accrued expenses  ...........................        217,000       171,000        (366,000)     (292,000)       114,000
          Accrued income taxes  .......................         77,000        89,000        (124,000)     (125,000)       269,000
          Payable to UM Holdings, Ltd. for income taxes             --            --              --            --        447,000
          Deferred revenues  ..........................        524,000       101,000      (1,261,000)     (890,000)       (45,000)
                                                          -------------   -----------    -------------   -----------   -----------
             Net cash provided by (used in) operating
               activities  ............................      1,459,000     1,642,000        (822,000)     (291,000)     1,328,000
                                                          -------------   -----------    -------------   -----------   -----------
Investing activities:
   Purchases of property and equipment ................     (1,984,000)     (828,000)       (205,000)      (98,000)      (178,000)
   Proceeds from sales of property and equipment ......             --         1,000         171,000       109,000         34,000
                                                          -------------   -----------    -------------   -----------   -----------
             Net cash provided by (used in) investing
               activities  ............................     (1,984,000)     (827,000)        (34,000)       11,000       (144,000)
                                                          -------------   -----------    -------------   -----------   -----------
Financing activities:
   Net contributions from (distributions to)
     UM Holdings, Ltd.  ...............................        569,000      (653,000)        142,000        76,000       (687,000)
   Minority interest contribution .....................             --            --         300,000       300,000             --

                                                          -------------   -----------    -------------   -----------   -----------
             Net cash provided by (used in) financing
               activities  ............................        569,000      (653,000)        442,000       376,000       (687,000)
                                                         --------------   -----------    -------------   -----------   -----------
Net increase (decrease) in cash and cash equivalents  .         44,000       162,000        (414,000)       96,000        497,000
Cash and cash equivalents, beginning of period  .......        241,000       285,000         447,000       447,000         33,000
                                                          -------------   -----------    -------------   -----------   -----------
Cash and cash equivalents, end of period  .............    $   285,000    $  447,000     $    33,000     $ 543,000     $  530,000
                                                          =============   ===========    =============   ===========   ===========


       The accompanying notes are an integral part of these statements.

              PREMIER RESEARCH WORLDWIDE, LTD. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INFORMATION FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1995 IS UNAUDITED)

1. BACKGROUND AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:


   Premier Research Worldwide, Ltd. (the "Company"), a Delaware corporation, is a clinical research organization providing services to the worldwide pharmaceutical, biotechnology and medical device industries. The Company's services include centralized diagnostic testing, clinical trials management, clinical data management, biostatistical analysis, Phase I clinical research, health care economics and outcomes research and regulatory affairs services. The Company has an operating subsidiary in the United Kingdom (U.K.), is a 65% majority owner of a limited liability company in the United States, Premier Research LLC (see Note 5) and is an indirect subsidiary of UM Holdings, Ltd. ("UM").

   For periods prior to June 1, 1994, the Company's business operated as direct or indirect subsidiaries or as divisions of UM. Effective June 1, 1994, the net assets and operations of the division were transferred to the Company by UM. The transfer was recorded as a capital contribution of the carrying value of the division's net assets.


PRINCIPLES OF CONSOLIDATION


   The accompanying consolidated financial statements include the accounts of the Company, its subsidiaries and Premier Research LLC. All significant intercompany accounts and transactions have been eliminated.


INTERIM FINANCIAL DATA


   Interim financial information for the nine months ended September 30, 1995, is unaudited. In the opinion of the Company, this financial information includes all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial information set forth.


USE OF ESTIMATES

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and contingency disclosures at the date of the financial statements and the reported operations during the reporting period. Actual results could differ from those estimates.

REVENUES


   Revenues are recorded when services are rendered. Revenues under certain clinical research service contracts are recognized under the percentage-of-completion method and include a proportion of the revenues expected to be realized on the contract in the ratio of costs incurred to estimated total costs. Such contracts are generally completed within 12 to 18 months. The Company often receives non-refundable deposits from its customers that are recorded as deferred revenues in the accompanying balance sheets. For the year ended December 31, 1995 and for the nine months ended September 30, 1995, the Company recognized revenues of $1,313,000 and $938,000, respectively, for such deposits related to customer project cancellations. The Company also recognizes rental revenue on equipment in connection with its diagnostic services.


CASH AND CASH EQUIVALENTS


   Until 1996, UM maintained a centralized cash management function for its subsidiaries, including the Company. Settlement of all cash disbursement and collection transactions by UM on behalf of the Company are recorded through equity. In 1996, UM decentralized its cash management function for its subsidiaries and, therefore, the Company now maintains its own bank accounts. The Company has always maintained a bank account in the U.K.

   Cash and cash equivalents include highly liquid investments purchased with an original maturity of three months or less.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from three to five years. Leasehold improvements are amortized over the lease term. Repair and maintenance costs are expensed as incurred. Improvements and betterments are capitalized. Gains or losses on the disposition of property and equipment are charged to operations. Depreciation expense was $777,000, $1,149,000, $965,000, $750,000 and $520,000 for the
years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996, respectively.

GOODWILL

   Goodwill is amortized using the straight-line method over five years and is net of accumulated amortization of $125,000, $173,000, and $209,000 as of December 31, 1994 and 1995 and September 30, 1996, respectively. The related amortization expense was $8,000, $48,000, $48,000, $36,000 and $36,000 for
the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996, respectively.

   The Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life may warrant revision or that the remaining goodwill balance may not be recoverable. If factors indicate that goodwill should be evaluated for possible impairment, the Company would use an estimate of the related undiscounted operating income over the remaining life in measuring whether goodwill is recoverable.

ACCRUED EXPENSES

   Included in accrued expenses at December 31, 1994 and 1995 and at September 30, 1996 is accrued payroll of $267,000, $98,000 and $217,000, respectively.

ADVERTISING COSTS

   The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996 was $657,000, $65,000, $118,000, $45,000
and $81,000, respectively.

INCOME TAXES

   Income taxes are calculated using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are recognized currently for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company is included in the consolidated federal tax return of UM and files separate state, local and foreign income tax returns. The accompanying financial statements reflect income tax expense calculated on a separate-company basis.

SUPPLEMENTAL CASH FLOW INFORMATION


   The Company paid approximately $71,000, $95,000, and $65,000 for income taxes in the years ended December 31, 1994 and 1995 and in the nine months ended September 30, 1996, respectively (see Note 6).

   The minority owner of Premier Research LLC (see Note 5) contributed $50,000 of fixed assets in 1995.

CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS


   Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade accounts receivable from companies operating in the pharmaceutical industry. For the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1996, two, two, three, and three clients accounted for 29%, 29%, 37% and 36% of the Company's net revenues, respectively. No other single client accounted for greater than 10% of net revenues during these periods. Receivables from these clients were $544,000, $889,000 and $1,724,000 at December 31, 1994 and
1995 and at September 30, 1996. Due to the contract nature of the Company's business and the relative size of such contracts in comparison to the Company, it is not unusual for a significant customer in one year to be insignificant in the next year. The loss of any such client could have a material adverse effect on the Company's operations. In addition, the Company maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management expectations.


TRANSLATION OF FOREIGN FINANCIAL STATEMENTS

   Assets and liabilities of the Company's U.K. subsidiary are translated at the exchange rate as of the end of each reporting period. The income statement is translated at the average exchange rate for the period. Cumulative adjustments from translating the U.K. financial statements are immaterial and, therefore, have been charged to income as incurred.

PRO FORMA NET INCOME PER SHARE


   The Company's historical stockholders' equity and net income does not reflect the conversion of the minority interest in Premier Research LLC (see
Note 5), into Common Stock of the Company upon the closing of the Company's proposed initial public offering (see Note 11). Accordingly, historical net income per share is not considered meaningful and has not been presented.

   Pro forma net income includes the minority interest in the limited liability company's income or loss. The shares used in computing pro forma net income per share include the effect of the minority interest conversion as if the conversion occurred on January 1, 1995. In addition, pursuant to SEC Staff Accounting Bulletin No. 83, all options granted during the twelve months preceding the initial filing of the Company's anticipated public offering have been included in the shares used in computing pro forma net income per share, using the treasury stock method (at an assumed initial public offering price of $15.00 per share), for all periods presented. The shares used in computing pro forma net income per share also include the dilutive effect of common stock equivalents outstanding during the periods, consisting of common stock options, using the treasury stock method.


NEW ACCOUNTING PRONOUNCEMENTS


   In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No.
121). SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. The Company adopted SFAS No. 121 effective January 1, 1996. The adoption did not have an effect on the Company's financial condition or results of operations.

   In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123). SFAS No. 123 established financial accounting and reporting standards for stock-based employee compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. The Company is required to adopt SFAS No. 123 for its December 31, 1996 financial statements. The Company has elected to adopt the disclosure requirement of this statement.

2. ACCOUNTS RECEIVABLE:

                                            December 31,             September 30,
                                   ------------------------------    ---------------
                                        1994            1995              1996
                                    -------------   -------------    ---------------
     Billed  ....................    $2,084,000      $1,851,000        $3,419,000
     Unbilled  ..................       357,000         875,000           171,000
     Allowance for doubtful
        accounts ................      (115,000)       (140,000)         (140,000)
                                    -------------   -------------    ---------------
                                     $2,326,000      $2,586,000        $3,450,000
                                    =============   =============    ===============

3. PROPERTY AND EQUIPMENT:

                                            December 31,             September 30,
                                   ------------------------------    ---------------
                                        1994            1995              1996
                                    -------------   -------------    ---------------
     Computer and other
        equipment ...............    $ 5,617,000     $ 5,517,000      $ 5,627,000
     Furniture and fixtures  ....        586,000         583,000          587,000
     Leasehold improvements  ....        126,000         129,000          129,000
                                    -------------   -------------    ---------------
                                       6,329,000       6,229,000        6,343,000
     Less -- Accumulated
        depreciation ............     (4,436,000)     (5,180,000)      (5,668,000)
                                    -------------   -------------    ---------------
                                     $ 1,893,000     $ 1,049,000      $   675,000
                                    =============   =============    ===============

4. LINE OF CREDIT:


   The Company has a line of credit with a bank, through June 1997, that provides for borrowings up to $1 million at an interest rate of prime plus
 .5%. Borrowings are limited to 60% of eligible accounts receivable, as defined, and are secured by substantially all of the Company's assets. The line of credit agreement includes certain covenants, the most restrictive of which limit future indebtedness, dividends and equity issuances. To date, the Company has not borrowed any amounts under its line of credit.

5. PREMIER RESEARCH LLC:

   In September 1995, the Company and PREMIER, Inc. entered into the Agreement and Plan of Organization of a limited liability company, Premier Research LLC (Premier LLC). Under the terms of the agreement, PREMIER, Inc. contributed $300,000 in cash, $50,000 in property, $30,000 in services and the business operations of its Contract Research Organization Division for a 35% interest in Premier LLC. The Company contributed $100 in cash, agreed to manage Premier LLC and agreed to fund Premier LLC's working capital needs for three years in exchange for a 65% interest in Premier LLC. Under the terms of the agreement, if the Company completes a public stock offering, as defined (see Note 11), PREMIER, Inc.'s ownership interest in Premier LLC will automatically convert into the number of shares of Common Stock equal to 7.5% of the outstanding Common Stock of the Company prior to the offering.


6. INCOME TAXES:


   The Company is included in the consolidated federal income tax return of UM. UM and the Company have entered into a tax-sharing agreement pursuant to which the Company will pay to UM amounts equal to the taxes that the Company would have paid had it filed a separate federal income tax return. The agreement does not provide for UM to pay the Company for tax losses. Therefore, any benefit related to tax losses has been recorded as a deemed distribution to UM in the accompanying financial statements. In addition, taxes payable to UM under the tax-sharing agreement for years prior to 1996 have been forgiven by UM and, accordingly, have been recorded as contributions from UM.

   The income tax provision (benefit) consists of the following:


                                                                     Nine Months Ended
                             Year Ended December 31,                   September 30,
                   ------------------------------------------   --------------------------
                        1993           1994           1995          1995          1996
                    -------------   -----------    -----------   -----------   -----------
Current provision (benefit):
   Federal ......    $ (218,000)     $250,000      $ 359,000      $356,000      $447,000
   State and
     local  .....            --        97,000         46,000        46,000       213,000
   Foreign ......        82,000       163,000       (123,000)      (79,000)      102,000
                    -------------   -----------    -----------   -----------   -----------
                       (136,000)      510,000        282,000       323,000       762,000
                    -------------   -----------    -----------   -----------   -----------
Deferred provision (benefit):
   Federal ......        (2,000)      (68,000)       (21,000)       (9,000)      (33,000)
   State and
     local  .....        (1,000)      (27,000)        (2,000)        1,000       (10,000)
   Foreign ......        70,000            --             --            --            --
                    -------------   -----------    -----------   -----------   -----------
                         67,000       (95,000)       (23,000)       (8,000)      (43,000)
                    -------------   -----------    -----------   -----------   -----------
                     $  (69,000)     $415,000      $ 259,000      $315,000      $719,000
                    =============   ===========    ===========   ===========   ===========



   Foreign income (loss) before income taxes was $460,000, $494,000, $(372,000), $(239,000) and $309,000 for the years ended December 31, 1993,
1994 and 1995 and for the nine months ended September 30, 1995 and 1996, respectively.


   The reconciliation between income taxes at the statutory federal rate and the amount recorded in the accompanying financial statements is as follows:

                                                                                          Nine Months Ended
                                                  Year Ended December 31,                   September 30,
                                         -----------------------------------------   --------------------------
                                              1993          1994           1995          1995          1996
                                          ------------   -----------    -----------   -----------   -----------
Tax at statutory federal rate  ........    $ (84,000)     $338,000       $204,000      $270,000      $567,000
State and local taxes, net of federal             --        46,000         29,000        31,000       134,000
Amortization of goodwill  .............        3,000        16,000         16,000        12,000        12,000
Other  ................................       12,000        15,000         10,000         2,000         6,000
                                          ------------   -----------    -----------   -----------   -----------
                                           $ (69,000)     $415,000       $259,000      $315,000      $719,000
                                          ============   ===========    ===========   ===========   ===========


   The components of the Company's deferred tax asset are as follows:

                                          December 31,           September 30,
                                   --------------------------    ---------------
                                       1994          1995             1996
                                    -----------   -----------    ---------------
Allowance for doubtful accounts      $ 48,000      $ 57,000         $ 57,000
Depreciation  ...................       5,000        70,000          114,000
Reserves and accruals  ..........     100,000        49,000           48,000
                                    -----------   -----------    ---------------
                                     $153,000      $176,000         $219,000
                                    ===========   ===========    ===============


7. RELATED PARTY TRANSACTIONS:
TRANSACTIONS WITH UM

   UM provided various administrative services to the Company including accounting, human resources and certain computer services prior to 1996. UM has historically charged the Company for these services through corporate allocations based primarily on actual costs incurred. These expenses were $150,000, $165,000, $160,000 and $120,000, for the years ended December 31,
1993, 1994 and 1995, and the nine months ended September 30, 1995, respectively. In 1996, UM decentralized most of these functions, and now provides primar- ily 401(k) administrative services. For the nine months ended September 30, 1996, UM's charges were $43,000.

   The Company is included in UM's consolidated income tax filings (see Note
6), leases its primary operating facility from UM (see Note 9) and participates in UM's 401(k) profit sharing plan. The Company was charged $506,000, $709,000 $488,000, $366,000, and $294,000 for rent under the facility lease and $48,000, $53,000, $59,000, $46,000, and $65,000 for profit sharing plan contributions for the years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1995 and 1996, respectively. The Company believes that all amounts charged by UM were reasonable.

   Included in net revenues for the year ended December 31, 1995 and for the nine months ended September 30, 1995 and 1996 is $115,000, $60,000 and $7,000, respectively, charged to a UM subsidiary, for laboratory testing services. Included in direct costs for the years ended December 31, 1993, 1994 and 1995 and for the nine months ended September 30, 1995 and 1996 is $59,000, $312,000, $94,000, $68,000 and $122,000, respectively, charged by a
UM subsidiary for certain subcontracted diagnostic testing services. In the years ended December 31, 1994 and 1995 and during the nine months ended September 30, 1996, the Company sold fixed assets to UM and certain of its subsidiaries at their carrying values of $8,000, $66,000 and $29,000, respectively.

Transactions with the Company's President

   The Company's President, who is a stockholder, is a cardiologist who provides medical services to the Company as an independent contractor in addition to his role as President of the Company (see Note 9). Fees incurred under this consulting arrangement approximated $185,000, $680,000, $956,000, $731,000, and $1,621,000 for the year ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1995 and 1996, respectively, of which $144,000 per year represents fees for his role as the Company's Medical Director, as defined. Accordingly, the Medical Director fees are included in selling, general and administrative expenses and the incremental fees, which primarily relate to medical interpretations for diagnostic tests, are included in direct costs in the accompanying statements of operations.

   The Company and the Company's President have entered into new employment and consulting agreements effective January 1, 1997 (see Note 9).

   In January 1996, the President and UM entered into an agreement whereby the President purchased 660,300 shares of the Company's Common Stock from UM for $750,000. The President also has an outstanding option to purchase 220,100 shares of Common Stock (see Note 8).

8. STOCK OPTION PLANS:

   In August 1993, the Company established a nonqualified stock option plan covering certain key employees. The options cover the purchase of Common Stock of the Company at exercise prices initially set above current fair value as determined by the Board of Directors. Options granted under the plan are exercisable on July 1, 2003 or earlier if there is a sale of the Company or a public offering of the Company's Common Stock, as defined.

   Information with respect to outstanding options under the plan is as follows:


                                        Outstanding             Option Price
                                           Shares                 Per Share
                                        -------------           --------------
Balance, August 15, 1993  ...                   --                 $   --
   Granted ..................              440,200                   4.54
   Canceled .................                   --                     --
                                        -------------           --------------
Balance, December 31, 1993  .              440,200                   4.54
   Granted ..................                   --                     --
   Canceled .................                   --                     --
                                        -------------           --------------
Balance, December 31, 1994  .              440,200                   4.54
   Granted ..................              506,230                   2.27
   Canceled .................             (473,215)                  4.54
                                        -------------           --------------
Balance, December 31, 1995  .              473,215                   2.27
   Granted ..................               44,020                   2.27
   Canceled .................                   --                     --
                                        -------------           --------------
Balance, September 30, 1996                517,235                 $ 2.27
                                        =============           ==============


   As of September 30, 1996, no options were exercisable and there were 583,265 additional options available for future grants under the plan. The Company does not anticipate granting any additional options under the plan prior to the Company's initial public offering (see Note 11) and under terms of the plan, no further options can be granted under the plan after the closing of the initial public offering.

   In 1996, the Company adopted a new stock option plan (the "1996 Plan") that authorizes the grant of both incentive and non-qualified options to acquire up to 500,000 shares of the Company's Common Stock. The Company's Board of Directors determines the exercise price of the options under the 1996 Plan. The exercise price of incentive stock options may not be below fair value on the grant date. Incentive stock options under the 1996 Plan expire 10 years from the grant date and are exercisable in accordance with vesting provisions set by the Board. No options are outstanding under the 1996 Plan, however, the Company has agreed to grant an employee an option for 10,000 shares at an assumed initial public offering price of $15.00 per share (see Note 11).

   In January 1996 the Company granted a director an option for 4,402 shares of Common Stock at an exercise price of $1.14 per share. In addition, in 1996 the Company granted two other directors options for 8,804 shares of Common Stock at the initial public offering price (see Note 11).


9. COMMITMENTS AND CONTINGENCIES:

LEASES

   The Company leases office space and equipment under operating leases, including its primary operating facility, which it leases from UM under a lease agreement executed in June 1996 that runs through September 2003 (see
Note 7). In 1995, the Company entered into an agreement to sublet office space that was previously vacated. Accordingly, the Company reduced its reserve for the vacated lease payments by approximately $175,000 by recording a reduction to rent expense in 1995. The reserve for the vacated lease payments was approximately $246,000, $90,000 and $43,000 at December 31, 1994 and 1995 and September 30, 1996, respectively, and is included in accrued expenses in the accompanying balance sheets. Future minimum lease payments as of September 30, 1996, without consideration of sublease income, are as follows:

                           Related Party           Other             Total
                           ---------------     -------------      ------------
1997  ...............        $  349,000         $  272,000        $  621,000
1998  ...............           349,000            152,000           501,000
1999  ...............           349,000            140,000           489,000
2000  ...............           349,000            129,000           478,000
2001  ...............           349,000            129,000           478,000
2002 and thereafter             601,000            971,000         1,572,000
                           ---------------     -------------      ------------
                             $2,346,000         $1,793,000        $4,139,000
                           ===============     =============      ============


   Future minimum payments due the Company under the sublease agreement total $63,000 in 1997.

AGREEMENTS WITH THE COMPANY'S PRESIDENT


   The Company has entered into new employment and consulting agreements with its President (see Note 7). The employment agreement was executed in November 1996, and becomes effective January 1, 1997, and continues through December 31, 2001. Either the Company or the President may terminate the agreement at any time, with or without cause. However, if the Company terminates the agreement without cause, the Company must continue to pay the President's salary for a one year period subsequent to the termination.

   The consulting agreement was executed in October 1996, and relates to the President's capacity as a medical doctor and cardiologist and, among other things, requires the President to serve as Medical Director and/or principal investigator for the Company in addition to providing medical interpretations of diagnostic tests from time to time, as required. Compensation under the consulting agreement is $144,000 per year. The consulting agreement commences on January 1, 1997 for a one year period and will continue thereafter from year to year unless terminated, as defined. The new consulting agreement replaced a prior agreement whereby the President received additional compensation for medical interpretations of diagnostic tests (see Note 7).

CONTINGENCIES


   The Company believes it has adequate insurance coverage against possible liabilities that may be incurred in connection with the conduct of its business primarily as it relates to the testing of new drugs or medical devices. While the Company believes it operates safely and prudently, in addition to managing liability risks through contractual indemnification, the Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of an indemnity provision or insurance coverage, or if an indemnity is not upheld or if the claim exceeds the insurance policy limits.

10. GEOGRAPHIC INFORMATION:


   The Company's operations involve a single industry segment providing clinical research and development services. Financial information by geographic area is as follows:


                                       Year Ended December 31,                Nine Months
                           ----------------------------------------------        Ended
                                1993            1994             1995        Sept. 30,1996
                            -------------   -------------    -------------   ---------------
Net revenues:
  North America  ........    $ 8,862,000     $10,712,000     $10,881,000      $ 9,769,000
  Europe  ...............      1,383,000       2,198,000       1,183,000        1,838,000
                            -------------   -------------    -------------   ---------------
                             $10,245,000     $12,910,000     $12,064,000      $11,607,000
                            =============   =============    =============   ===============
Operating income (loss):
  North America  ........    $  (706,000)    $   501,000     $   924,000      $ 1,057,000
  Europe  ...............        460,000         494,000        (372,000)         309,000
                            -------------   -------------    -------------   ---------------
                             $  (246,000)    $   995,000     $   552,000      $ 1,366,000
                            =============   =============    =============   ===============
Identifiable assets:
  North America  ........    $ 4,205,000     $ 4,095,000     $ 4,006,000      $ 4,070,000
  Europe  ...............        921,000       1,060,000         394,000        1,205,000
                            -------------   -------------    -------------   ---------------
                             $ 5,126,000     $ 5,155,000     $ 4,400,000      $ 5,275,000
                            =============   =============    =============   ===============

11. RECAPITALIZATION:


   The Company is contemplating an initial public offering of 2,750,000 shares of its Common Stock, of which 750,000 will be sold by UM (see Note 7). In connection therewith, on October 24, 1996, the Company's Board of Directors approved an increase in the number of authorized shares of Common Stock to 15,000,000 shares and authorized 500,000 shares of Preferred Stock. In addition, on November 26, 1996, the Company effected a 2,201-for-one split of its Common Stock. The increase in authorized shares and the stock split have been retroactively reflected in the accompanying consolidated financial statements.

==============================================================================
   No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction in which such an offer of solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.
                                    ------
                              TABLE OF CONTENTS
                                    ------


                                                                       Page
                                                                      --------
Prospectus Summary  ..............................................       3
Risk Factors  ....................................................       6
Company History  .................................................      10
Use of Proceeds  .................................................      11
Dividend Policy  .................................................      11
Capitalization  ..................................................      12
Dilution  ........................................................      13
Selected Consolidated Financial Data  ............................      14
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations .....................................................      16
Business  ........................................................      22
Management  ......................................................      38
Principal and Selling Stockholders  ..............................      43
Certain Relationships  ...........................................      44
Description of Capital Stock  ....................................      45
Shares Eligible for Future Sale  .................................      46
Underwriting  ....................................................      47
Legal Matters  ...................................................      48
Experts  .........................................................      48
Additional Information  ..........................................      48
Index to Financial Statements  ...................................     F-1


   Until ------, 1997 (25 days after the date of this Prospectus) all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

==============================================================================

==============================================================================




                                2,750,000 SHARES




                                     LOGO

                                PREMIER RESEARCH
                                    WORLDWIDE





                                 COMMON STOCK


                                    ------
                                  PROSPECTUS
                                    ------




                            MONTGOMERY SECURITIES

                                 FURMAN SELZ

                            GENESIS MERCHANT GROUP
                                   SECURITIES



                                      , 1997




==============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution.

         The following is an estimate of the expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than the underwriting discounts, commissions, and other compensation:

         SEC registration fee...............................    $  15,331.80
                                                                   ---------
         NASD filing fee....................................    $   5,560.00
                                                                   ---------
         Printing and engraving.............................    $       *
                                                                   ---------
         Transfer agent's fees and expenses.................    $       *
                                                                   ---------
         Attorneys' fees and expenses.......................    $       *
                                                                   ---------
         Blue sky fees......................................    $       *
                                                                   ---------
         Accountants' fees and expenses.....................    $       *
                                                                   ---------
         Miscellaneous......................................    $       *
                                                                   ---------

                                      TOTAL.................    $       *
                                                                   ---------

--------------
         *To be supplied by Amendment.

         The above expenses will be paid by the Company, except that registration and filing fees will be paid by the Company and the Selling Stockholder pro rata according to the number of shares of Common Stock sold by each.

Item 14.  Indemnification of Directors and Officers.

         Under Section 145 of the Delaware General Corporation Law, the Company must indemnify each of its directors and officers against his expenses (that is, reasonable costs, disbursements and counsel fees) in connection with any proceeding involving such person by reason of his having been an officer, director, employee or agent of the Company, or who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent he is successful on the merits. Moreover, under such statutory provision the Company has the corporate power to indemnify its officers and directors against expenses and (in the case of proceedings other than those by or in the right of the Company) liabilities incurred in such a proceeding, provided (i) the officer or director has acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and (ii) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. In the case of a proceeding by or in the right of the Company, however, such indemnification is not permitted if the individual is adjudged to be liable to the Company, unless a court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         The determination of whether indemnification is proper under the circumstances, unless made by a court, is determined by a majority of the disinterested members of the Board of Directors or committee thereof, by independent legal counsel if a quorum of the disinterested members of the Board of Directors or committee thereof is not available or if the disinterested members of the Board of Directors or a committee thereof so direct, or by the stockholders.

         The Company's Bylaws require the Company to indemnify each director and officer if Section 145 of the Delaware General Corporation Law permits the Company to do so.

         The Company intends to obtain a directors' and officers' liability insurance policy, which will afford officers and directors insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts.

Item 15.  Recent Sales of Unregistered Securities.

         In November, 1996, the Company issued 4,400,000 shares of its Common Stock to its stockholders, as a stock split effectuated by means of a stock dividend. The issuance of such shares was exempt from the registration requirements of the Act because there was no "sale" of such securities.

Item 16. Exhibits and Financial Statement Schedules

         (a) Exhibits.

     Number      Description
     ------      -----------
      1.1        Form of Agreement Among Underwriters, together with forms of
                 Underwriting Agreement and Selected Dealer Agreement.*

      3.1        Restated Certificate of Incorporation.

      3.2        By-Laws.

      5.1        Opinion of Archer & Greiner, A Professional Corporation.*

     10.1        Employment Agreement with Joel Morganroth, M.D.

     10.2        Management Consulting Agreement with Joel Morganroth,
                 M.D., P.C.

     10.3        Stock option agreement - Jerry Lee

     10.4        Stock option agreement - Arthur Hayes

     10.5        Stock option agreement - Connie Woodburn

     10.6        Amended and Restated 1993 Stock Option Plan.

     10.7        1996 Stock Option Plan.

     10.8        Lease of Philadelphia Facilities, with amendment thereto.

     10.9 Agreement and Plan of Organization entered into with Premier Health Alliance, Inc.

     10.10       Tax Sharing Agreement with UM Holdings, Ltd

     10.11       Teaming Agreement with Pharmaco LSR International

     10.12       Revolving Credit Agreement with First Union National Bank

     10.13       Promissory Note to First Union National Bank

     21.1        Subsidiaries

     23.1        Consent of Archer & Greiner, A Professional Corporation - See
                 Exhibit 5.1

     23.2        Consent of Arthur Andersen, LLP

     24.1        Power of Attorney of Directors and Officers - See Signature
                 Page.


----------
*  To be supplied by Amendment.

         (b) Financial Statement Schedule.

     Number      Description
     ------      -----------

      II         Valuation and Qualifying Accounts.

Item 17. Undertakings.

         The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The Company hereby undertakes that, for determining any liability under the Securities Act, it will treat the information omitted from the form of Prospectus filed as a part of this Registration Statement in reliance upon Rule 430(A) and contained in a form of Prospectus filed by the Company under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         The Company hereby undertakes that, for determining any liability under the Securities Act, it will treat each post-effective Amendment that contains a form of Prospectus as a new Registration Statement for the securities offered in the Registration Statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on November 27, 1996.

                                       PREMIER RESEARCH WORLDWIDE, LTD.


                                       By: /s/  Joel Morganroth, M.D.
                                           -----------------------------------
                                           JOEL MORGANROTH, M.D., President
                                           and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby appoints Joel Morganroth, Fred M. Powell, Arthur W. Hicks, Jr., and James H. Carll, and each of them, any one of whom may act without the joinder of the others, as his attorney-in-fact to sign in his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto, and any of such attorneys-in-fact may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

         Signature                          Title                                Date
         ---------                          -----                                ----
                                    President and
/s/  Joel Morganroth, M.D.          Chief Executive Officer                     November 27, 1996
------------------------------      (Principal executive officer)
Joel Morganroth, M.D.

/s/ Fred M. Powell                  Vice President, Finance/                    November 27, 1996
------------------------------      Administration
Fred M. Powell                      (Principal financial
                                    and accounting officer)


/s/  Joan Carter                    Chairman, Director                          November 27, 1996
------------------------------
Joan Carter

/s/ John Aglialoro                  Director                                    November 27, 1996
------------------------------
John Aglialoro




/s/ Arthur Hull Hayes, Jr., M.D.    Director                                    November 27, 1996
------------------------------
Arthur Hull Hayes, Jr., M.D.

/s/  Arthur W. Hicks, Jr.           Director                                    November 27, 1996
------------------------------
Arthur W. Hicks, Jr.

/s/  Jerry D. Lee                   Director                                    November 27, 1996
------------------------------
Jerry D. Lee

/s/  Connie Woodburn                Director                                    November 27, 1996
------------------------------
Connie Woodburn






                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Premier Research Worldwide, Ltd.:

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Premier Research Worldwide, Ltd. included in this registration statement and have issued our report thereon dated November 20, 1996, except for the stock split discussed in Note 11, as to which the date is November 26, 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                        Arthur Andersen LLP

Philadelphia, Pa.,
November 20, 1996

                        Premier Research Worldwide, Ltd.
                 Schedule II - Valuation and Qualifying Accounts

                         Allowance For Doubtful Accounts


                                  BALANCE         CHARGED                                 BALANCE
                                 BEGINNING       TO COSTS &                                END
   DESCRIPTION                   OF PERIOD        EXPENSES          DEDUCTIONS           OF PERIOD
   -----------                   ---------       -----------        ----------           ---------
Nine Months Ended
September 30, 1996               $140,000        $   --             $  --                $140,000

Year Ended
December 31, 1995                 115,000          57,000             (32,000)            140,000

Year  Ended
December 31, 1994                 156,000          79,000            (120,000)            115,000

Year Ended
December 31, 1993                 112,000         109,000             (65,000)            156,000




                                      S-2